Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

MIDLAND FINANCIAL CO.,

MC 2016 CORP.

AND

1ST CENTURY BANCSHARES, INC.

DATED AS OF MARCH 10, 2016

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 10, 2016, among Midland Financial Co., an Oklahoma corporation (“Purchaser”), MC 2016 Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and 1st Century Bancshares, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

The Board of Directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction provided for in this Agreement in which the Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

Each of the boards of directors of Purchaser and Merger Sub has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein;

As a condition and inducement to the willingness of Purchaser to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Purchaser (the “Stockholder Voting Agreement”) simultaneously with the execution and delivery of this Agreement;

As a condition and inducement to the willingness of Purchaser to enter into this Agreement, each of the individuals listed on Exhibit A hereto have entered into employment agreements with MidFirst Bank (such new or amended agreements, the “Employment Agreements”) simultaneously with the execution and delivery of this Agreement, the effectiveness of which are conditioned upon the occurrence of Closing;

As a condition and inducement to the willingness of Purchaser to enter into this Agreement, and in order to protect Purchaser’s legitimate interest in the goodwill and other assets associated with the business of the Company, certain stockholders of the Company have entered into non-competition agreements with Purchaser simultaneously with the execution and delivery of this Agreement, the effectiveness of which are conditioned upon the occurrence of the Closing; and

Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

In consideration of the above and the warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.01.                          Certain Definitions.  Terms defined in Annex A attached hereto and used herein without definition shall have the meanings given to them in Annex A.

Section 1.02.                          Rules of Construction.

(a)                                 Unless the express context otherwise requires:

(i)                                     the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(ii)                                  the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii)                               the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(iv)                              the terms “Dollars” and “$” mean United States Dollars;

(v)                                 references in this Agreement to a specific Article, Section, Clause, Exhibit or Annex shall refer, respectively, to Articles, Sections, Clauses, Exhibits or Annexes of this Agreement;

(vi)                              wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(vii)                           wherever used, the word “or” is used in the inclusive sense (and/or).

(b)                                 The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement and the Company Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  This Agreement was prepared jointly by the Parties and no rules that it be construed against the drafter shall have any application in its construction or interpretation.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)                                 The Parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity), which the Party has not breached or violated, or with respect to which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(e)                                  As used in this Agreement, the words “made available”, “provided” or “delivered” to Purchaser or its Representatives, or similar formulations, mean (i) in the case of materials “made available”, “provided” or “delivered” (or similar formulations) prior to or as of the date hereof, (A) provided by one Party or its Representatives to the other Party or its Representatives prior to the date hereof, (B) filed by a Party with the SEC and publicly available on EDGAR prior to the date hereof or (C) included in the Data Room in unredacted form prior to the date hereof and (ii) in the case of materials to be “made available”, “provided” or “delivered” (or similar formulations) after the date hereof and prior to the Closing, (A) provided by one Party or its Representatives to the other Party or its Representatives not later than two Business Days prior to the Closing, (B) filed by a Party with the SEC and publicly available on Edgar not later than two Business Days prior to the Closing or (C) included in the Data Room in unredacted form not later than two Business Days prior to the Closing.

ARTICLE II
TRANSACTIONS AND TERMS OF MERGER

Section 2.01.                          Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) with the effects set forth in the DGCL.  The Company shall be the Surviving Corporation of the Merger.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02.                          Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the third Business Day following the date that the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place or time as Purchaser and the Company may mutually agree.  The Closing shall be held at the offices of Covington & Burling LLP located at 620 Eighth Avenue, New York, New York 10018, unless another location is mutually agreed upon by the Parties.

Section 2.03.                          Effective Time; Closing Date.  At the Closing, the Company shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as such certificate of merger is duly filed with the Delaware Secretary of State or at such later time as may be specified in such certificate of merger (the “Effective Time”).  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.04.                          Charter.  The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

Section 2.05.                          Bylaws.  The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

Section 2.06.                          Directors and Officers.  The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.  The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.  The Parties shall take all actions necessary to effect the provisions of this Section 2.06.

Section 2.07.                          Bank Merger.  Simultaneously with the Merger, 1st Century Bank, National Association, a national banking association and a wholly-owned subsidiary of the Company (the “Bank”), will merge (the “Bank Merger”) with and into MidFirst Bank, a federal savings association and a wholly-owned subsidiary of Purchaser (“MidFirst”).  MidFirst shall be the surviving entity of the Bank Merger and shall continue its corporate existence under the name “MidFirst Bank,” and, following the Bank Merger, the separate corporate existence of the Bank shall terminate.  The Parties agree that the Bank Merger shall become effective simultaneously with the Effective Time.  The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit C hereto (the “Subsidiary Plan of Merger”).  In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a)  the Company shall cause the Board of Directors of the Bank to approve the Subsidiary Plan of Merger, the Company, as the sole shareholder of the Bank, shall approve the Subsidiary Plan of Merger and the Company shall cause the Subsidiary Plan of Merger to be duly executed by the Bank and delivered to Purchaser and (b) Purchaser shall cause the Board of Directors of MidFirst to approve the Subsidiary Plan of Merger, Purchaser, as the sole stockholder of MidFirst, shall approve the Subsidiary Plan of Merger and Purchaser shall cause MidFirst to duly execute and deliver the Subsidiary Plan of Merger to the Company.  Prior to the Effective Time, the Company shall cause the Bank, and Purchaser shall cause MidFirst, to execute such articles of combination, bank merger applications, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

Section 2.08.                          Subsequent Merger.  Immediately following the Effective Time, the Company will be merged with and into Purchaser (the “Subsequent Merger”).  Purchaser shall be the surviving entity of the Subsequent Merger and shall continue its corporate existence under the name “Midland Financial Co.” and, following the Subsequent Merger, the separate corporate existence of the Company shall terminate.

ARTICLE III
 EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

Section 3.01.                          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or any holder of capital stock of any of the foregoing:

(a)                                 Merger Consideration.  Each share of the Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) the Excluded Shares and (ii) Shares that are owned by stockholders who have validly made and not effectively withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”)) shall be converted into the right to receive $11.22 per Share (the “Per Share Merger Consideration”), without interest.  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in accordance with Section 3.02, without interest.

(b)                                 Cancellation of Excluded Shares.  Each Excluded Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c)                                  Dissenting Shares.  Notwithstanding anything to the contrary contained herein, the holders of any Dissenting Share shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 3.03, and such holder thereof shall cease to have any other rights with respect thereto.  The Company shall give Purchaser (i) reasonably prompt notice of any demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)                                 Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only shares of capital stock of the Surviving Corporation.

Section 3.02.                          Exchange of Certificates.

(a)                                 Prior to the Closing Date, Purchaser shall appoint an agent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) for the purpose of exchanging for the Per Share Merger Consideration (i) certificates representing Shares (the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.02(g)) or (ii) uncertificated Shares (the “Uncertificated Shares”).  Prior to or on the Closing Date, Purchaser shall, or shall cause MidFirst to, make available to the Paying Agent immediately available funds necessary for the aggregate Per Share Merger Consideration to be paid in respect of the Certificates, the Uncertificated Shares and the Company Restricted Shares pursuant to this Article III, other than any Per Share Merger Consideration Purchaser elects to have paid by the Payroll Processor pursuant to Section 3.02(b) (the “Exchange Fund”).  Promptly after the Effective Time, Purchaser shall send, or shall cause the Paying Agent to send, to each holder of Shares that have been converted into the right to receive the Per Share Merger Consideration at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.02(g)) or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)                                 Each holder of Shares that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon surrender to the Paying Agent of a Certificate (or affidavits of loss in lieu of the Certificates as provided in Section 3.02(g)), together with a properly completed letter of transmittal, or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Per Share Merger Consideration payable for each Share formerly represented by a Certificate or for each Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration.  To the extent reasonably practicable, Purchaser shall have the option to fund the Per Share Merger Consideration to be paid with respect to certain Shares that previously represented Company Restricted Shares by funding the necessary amounts to the payroll processor of the Company or Purchaser or any of their respective Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Per Share Merger Consideration to the applicable holders, subject to Section 3.03.

(c)                                  If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the amount in immediately available funds to which the holder of the Certificate is entitled pursuant to, and in accordance with the procedures set forth in, this Article III.

(e)                                  Any portion of the Exchange Fund made available to the Paying Agent pursuant to Section 3.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Purchaser or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Per Share Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Purchaser for payment of the Per Share Merger Consideration in respect of such Shares without any interest thereon.  Notwithstanding the foregoing, neither Purchaser nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(f)                                   Any portion of the Exchange Fund made available to the Paying Agent pursuant to Section 3.02(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Purchaser upon demand.

(g)                                  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or Payroll Processor) shall pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article III.

Section 3.03.                          Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Payroll Processor, the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts to the extent it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law.  If the Paying Agent, the Payroll Processor, the Surviving Corporation or Purchaser, as the case may be, so withholds amounts, such amounts shall be remitted to the applicable Governmental Entity and treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Surviving Corporation or Purchaser, as the case may be, made such deduction and withholding.

Section 3.04.                          Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split, merger or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period), the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.05.                          Company Restricted Shares.  Each share of Common Stock subject to vesting, repurchase, transfer or other lapse restrictions pursuant to any of the Company Benefit Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions and any repurchase right shall lapse, as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Per Share Merger Consideration with respect to each such Company Restricted Share provided in Section 3.01 and Section 3.02 and subject to the terms and conditions applicable to Shares under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Merger Sub, except as (a) disclosed by the Company in any forms, statements, certifications, reports and documents filed with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2015 and publicly available prior to the date of this Agreement (excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature) or (b) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which such disclosure schedule relates; provided that any information set forth in one Section or subsection of the disclosure schedule shall be deemed applicable to any other Section or subsection of this Agreement to the extent applicability of such disclosure would be reasonably apparent from the text of the disclosure without any independent knowledge on the part of the reader regarding the matter(s) so disclosed) delivered to Purchaser at the time of entry into this Agreement (the “Company Disclosure Schedule”):

Section 4.01.                          Organization, Good Standing and Qualification.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such.  The Company has all corporate power and authority to own or lease all the Assets owned or leased by it and to conduct its business as it is now being conducted.  The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (i) in which the nature of the activities conducted by the Company requires such license or qualification and (ii) in which the Company owns or leases Real Property, other than such failures that would not, individually or in the aggregate, have any material impact on the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.  The certificate of incorporation of the Company complies in all material respects with applicable Law.  A true, complete and correct copy of each of the certificate of incorporation and the bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser.  The Company is not, and since January 1, 2013 has not been, in Default in any material respect under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments).

(b)                                 The Bank is a wholly-owned Subsidiary of the Company and is a national banking association duly organized and validly existing under the National Bank Act, 12 U.S.C. § 1 et seq.  The Bank has the corporate power and authority to own or lease all of the Assets owned or leased by it and to conduct its business as it is now being conducted.  The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (i) in which the nature of the activities conducted by the Bank requires such qualification and (ii) in which the Bank owns or leases Real Property, other than such failures that would not, individually or in the aggregate, have any material impact on the Bank, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.  The articles of association of the Bank comply in all material respects with applicable Law.  A true, complete and correct copy of each of the articles of association of the Bank and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.  The Bank is not, and since January 1, 2013 has not been, in Default in any material respect under any of the provisions of its articles of association or bylaws (or other governing instruments).

Section 4.02.                          Authority of the Company; No Breach By Agreement.

(a)                                 The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby (other than the Subsequent Merger), subject only (i) with respect to the Merger, to adoption of this Agreement by the holders of a majority of the outstanding Shares as of the applicable record date (the “Requisite Stockholder Approval”) and the filing of the certificate of merger with the Delaware Secretary of State in connection with the Merger and (ii) with respect to the Bank Merger, the filing of the Subsidiary Plan of Merger or any other documents or certificates to be filed in connection therewith in connection with the Bank Merger.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Solvency and Equity Exception”)).  Other than in connection with the Subsequent Merger, no other corporate proceedings, other than the Requisite Stockholder Approval, the filing of the certificate of merger with the Delaware Secretary of State and the filing of the Subsidiary Plan of Merger or any other documents or certificates to be filed in connection therewith in connection with the Bank Merger, are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.  The Company Board, by a unanimous vote thereof, has adopted resolutions (i) determining that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby and (iii) recommending that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”).

(b)                                 Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company and the Bank with any of the provisions hereof, will (i) with or without notice, lapse of time or both, violate, conflict with, or result in a breach of any provision of, or constitute a Default under, or result in the termination of, or result in the loss to the Company or the Bank of any benefit or result in the creation of any Liens, other than Permitted Liens, upon any of the material Assets of the Company or the Bank under any of the terms, conditions or provisions of (1) the certificate of incorporation or bylaws (or similar governing documents) of the Company or the articles of association, charter, bylaws or other governing instrument of the Bank or (2) any Contract or Permit to which the Company or the Bank is party or by which it may be bound or possess, or to which the Company or the Bank or any of the Assets of the Company or the Bank may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 4.02(c), violate any Law or Order applicable to the Company or the Bank or any of their respective material Assets, except in the case of clauses (i)(2) and (ii) that would not, individually or in the aggregate, have a material impact on the Company and the Bank, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(c)                                  Other than (i) applicable requirements of the Securities Act, the Exchange Act, Nasdaq and state securities takeover and “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Delaware certificate of merger, (iii) the filing of a certificate of merger or any other documents or certificates to be filed with the States of Delaware or Oklahoma in connection with the Subsequent Merger, (iv) the filing of applications, notices and articles of combination with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (the “OCC”) and approval or non-objection thereof and the expiration of any related waiting periods, (v) such applications, filings and consents as may be required under the banking laws of any state and approval thereof and (vi) such other consents of, filings with, authorizations or approvals from and registrations with any Governmental Entity which if not obtained or made would not, individually or in the aggregate, be material to the Company and the Bank taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby (such approvals or non-objections in clauses (iv) through (vi) collectively, the “Regulatory Consents”), no notice to, application or filing with, or consent of, any Governmental Entity is necessary in connection with the Company’s execution, delivery or performance of this Agreement, the Bank’s execution, delivery or performance of the Subsidiary Plan of Merger, and the consummation of the Merger, the Bank Merger, the Subsequent Merger and the other transactions contemplated hereby.  A list of all Requisite Regulatory Consents and any other applications, filings and consents as may be required under the banking laws of any state and approval thereof and any other material applications, filings and consents as may be required under any other applicable Law that are required by the Company, the Bank or any of their Affiliates in each case as of the date hereof in connection with the transactions contemplated hereby is set forth on Section 4.02(c) of the Company Disclosure Schedule.

Section 4.03.                          Capitalization.

(a)                                 The authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of preferred stock, $0.01 par value per share.  As of March 9, 2016, there were outstanding (i) 10,336,884 Shares (excluding treasury shares) (of which an aggregate of 667,750 Shares are Company Restricted Shares), (ii) no shares of preferred stock and (iii) no options to purchase Shares.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  Section 4.03(a) of the Company Disclosure Schedule contains a complete and correct list, as of March 9, 2016, of each outstanding Company Restricted Share, including the holder, date of grant, vesting schedule and number of Shares subject thereto.  Each Company Restricted Share, before it is vested and free of transfer restrictions, is entitled to the same voting rights and rights to receive dividends as the Shares, as though they were Shares not subject to any vesting or transfer restrictions.

(b)                                 There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in Section 4.03(a), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or the Bank to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor the Bank is party to any voting agreement with respect to the voting of any Company Securities, and to the Knowledge of the Company there are no other Contracts with respect to the voting of any Company Securities other than the Stockholder Voting Agreement.

(c)                                  The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, par value $5.00 per share.  All of the outstanding capital stock or other voting securities of, or ownership interests in the Bank is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  All outstanding shares of capital stock of the Bank have been, and all shares that may be issued pursuant to any Bank Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  There are no outstanding bonds, debentures, notes or other Indebtedness of the Bank having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Bank may vote.  Except as set forth in this Section 4.03(c), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Bank, (iii) warrants, calls, options or other rights to acquire from the Company or the Bank, or other obligation of the Bank to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Bank or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Bank (the items in clauses (i) through (iv) being referred to collectively as the “Bank Securities”).  There are no outstanding obligations of the Company or the Bank to repurchase, redeem or otherwise acquire any of the Bank Securities.  Neither the Company nor the Bank is party to any voting agreement with respect to the voting of any Bank Securities.

(d)                                 Except for the Bank Securities, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.04.                          Company Reports.

(a)                                 Since January 1, 2013, each of the Company and the Bank has timely filed or furnished all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with or furnish to any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith.  As of their respective dates of filing or furnishing, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  Other than the Form S-1 filed by the Company with the SEC on September 25, 2015 (the “Company S-1”), to the Company’s Knowledge as of the date hereof, no Company Report is the subject of ongoing review, comment or investigation by any Governmental Entity.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement and prior to the Closing will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  With respect to all other Company Reports filed since January 1, 2013 or to be filed subsequent to the date of this Agreement and prior to the Closing, the Company Reports will be complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments.  No executive officer of the Company or the Bank has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 (collectively, “Sarbanes-Oxley”).  The Bank is not required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.  Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and the Bank, no Governmental Entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or the Bank since January 1, 2013.  There are no unresolved material violations set forth in any report relating to any examinations or inspections by any Governmental Entity of the Company or the Bank.  There are no unresolved “matters requiring attention,” “matters requiring immediate attention” or similar items which have previously been communicated to the Company or the

Bank by the Federal Reserve or the OCC which are reasonably likely to have a material impact on the Company or the Bank.

(b)                                 The records, systems, controls, data and information of each of the Company and the Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Bank or their accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(c)                                  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed and maintained to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (ii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Purchaser (A) any such written disclosure made by management to the Company’s auditors and audit committee since January 1, 2013 and (B) any written communication since January 1, 2012 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.  Since January 1, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company Employees regarding questionable accounting or auditing matters, have been received by the Company.  The Company has made available to Purchaser a summary of all material complaints or concerns relating to other matters made since January 1, 2013 through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.  No attorney representing the Company or the Bank, whether or not employed by the Company or the Bank, has reported evidence of a violation of securities Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of Sarbanes-Oxley or any Company policy contemplating such reporting, including in instances not required by those rules.

(d)                                 The Company has complied with and is in compliance in all material respects with all applicable listing and corporate governance requirements of Nasdaq.

Section 4.05.                          Company Financial Statements.

(a)                                 The Company has previously made available to Purchaser copies of the audited consolidated balance sheets of the Company as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed by it with the SEC on March 4, 2016 (the “Company 10-K”), in each case accompanied by the audit report of Crowe Horwath LLP (collectively, and including the related notes, the “Financial Statements”).

(b)                                 Each of the Financial Statements has been prepared, and each of the financial statements to be filed by the Company with the SEC after the date of this Agreement and prior to the Closing will be prepared, in accordance with GAAP consistently applied throughout the periods covered by each such statement (except for inconsistencies in the application of GAAP as indicated in such financial statements or in the notes thereto and subject, in the case of any unaudited interim financial statements, to normal year end adjustments), is consistent with the Books and Records of the Company, or in the case of financial statements to be filed after the date of this Agreement, which expressly do not include the Financial Statements, will be consistent with the Books and Records of the Company, and fairly presents, or in the case of financial statements to be filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial condition of the Company as of the respective dates and the results of operations and cash flows of the Company for the respective periods then ended, as applicable (subject, in the case of any unaudited interim financial statements, to normal year end adjustments).

(c)                                  Since January 1, 2013, there have been no significant changes in the “off-balance sheet arrangements,” as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which the Company or the Bank is a party.

(d)                                 The Books and Records of the Company and the Bank in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(e)                                  Crowe Horwath LLP, which has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, was as of the date of such opinion, the Company’s registered independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Exchange Act and by the rules of the Public Company Accounting Oversight Board.

Section 4.06.                          Absence of Undisclosed Liabilities. There are no Liabilities of the Company or the Bank other than Liabilities: (i) as accrued or reserved against in the Company Balance Sheet; (ii) that have arisen since the Company Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) incurred since the Company Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby; (iv) arising under the executory portion of a Contract (none of which results from, arises out of, or relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law); or (v) that would not reasonably be expected to, individually or in the aggregate, have a material impact on the Company and the Bank, taken as a whole.

Section 4.07.                          Disclosure Documents.

(a)                                 At the time the proxy statement to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on the adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 None of the information supplied with respect to the Company or the Bank or to be supplied by the Company, the Bank or any Affiliate thereof expressly for inclusion in any documents to be filed by Purchaser, Merger Sub or any Affiliate thereof with any Governmental Entity in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with any Governmental Entity.

(c)                                  The representations and warranties contained in Section 4.07(a) will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement or any documents to be filed by Purchaser, Merger Sub or any Affiliate thereof with any Governmental Entity based upon information supplied by Purchaser, Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.08.                          Call Reports.  The financial statements contained in the Call Reports for the 12 consecutive calendar quarters ended December 31, 2015 made available to Purchaser (i) have been prepared in all material respects in accordance with the form of Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only (FFIEC Form 041) and the related instructions thereto and (ii) fairly present in all material respects the financial condition of the Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to normal year-end adjustments.  The financial statements contained in the Call Reports to be prepared after the date of this Agreement and prior to the Closing (1) will be prepared in all material respects in accordance with the form of Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only (FFIEC Form 041) and the related instructions thereto and (2) will fairly present in all material respects the financial condition of the Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of the Bank for the respective periods set forth therein, subject to normal year-end adjustments.

Section 4.09.                          Absence of Certain Changes or Events.

(a)                                 Since the Company Balance Sheet Date, there has not been a Company Material Adverse Effect.

(b)                                 From the Company Balance Sheet Date until the date hereof, the business of the Company and the Bank has been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any action taken by the Company or the Bank that, if taken during the period from the date of this Agreement through the Effective Time without Purchaser’s consent, would constitute a breach of Section 6.01(b).

Section 4.10.                          Tax Matters.

(a)                                 The Company and the Bank have timely filed (taking into account any extension of time within which to file) with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  Neither the Company nor the Bank is the beneficiary of any extension of time within which to file any Tax Return.  All material income and other Taxes of the Company and the Bank (whether or not shown on any Tax Return) that are due have been fully and timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established).  There are no Liens for any amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Company or the Bank.  To the Company’s Knowledge, no claim has ever been made in writing by an authority in a jurisdiction where the Company or the Bank does not file a Tax Return that the Company or the Bank may be subject to Taxes by that jurisdiction.

(b)                                 Neither the Company nor the Bank has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of the Company or the Bank or the Assets of the Company or the Bank.  Neither the Company nor the Bank has waived any statute of limitations in respect of any Taxes.

(c)                                  Each of the Company and the Bank has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)                                 The unpaid Taxes of each of the Company and the Bank (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for the Company or the Bank and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and the Bank in filing their Tax Returns.

(e)                                  Neither the Company nor the Bank is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Company and the Bank and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and neither the Company nor the Bank has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor.

(f)                                   Since December 31, 2010, neither the Company nor the Bank was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g)                                  There is no Litigation before a Governmental Entity pending or, to the Company’s Knowledge, threatened against or with respect to the Company or the Bank in respect of any material Tax or Tax asset.

(h)                                 Neither the Company nor the Bank will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  Neither the Company nor the Bank has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4.

Section 4.11.                          Deposit Insurance.  The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

Section 4.12.                          Compliance with Laws.

(a)                                 Each of the Company and the Bank has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit, except as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company or the Bank, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b)

(i)                                     Neither the Company nor the Bank is party or subject to any Regulatory Agreement.

(ii)                                  Section 4.12(b)(ii) of the Company Disclosure Schedule sets forth each Regulatory Agreement to which the Company or the Bank has been subject or party to since January 1, 2011.  Except for notifications or communications in connection with and preceding the issuance of the Regulatory Agreements set forth on Section 4.12(b)(ii) of the Company Disclosure Schedule, since January 1, 2011, neither the Company nor the Bank (1) has been advised by any Governmental Entity that it is considering or issuing any such Regulatory Agreement or (2) has received any written notification or communication from any Governmental Entity or the staff thereof asserting that any of the Company or the Bank is not in compliance with any Laws or Orders.

(iii)                               Since January 1, 2013 each of the Company and the Bank has been in compliance in all material respects with each Regulatory Agreement to which it is or was party or subject, and neither the Company nor the Bank has received any written notice from any Governmental Entity indicating that either the Company or Bank is or was not in compliance with any such Regulatory Agreement.

(c)                                  Each of the Company and the Bank is, and since January 1, 2013, has been, in compliance in all material respects with all applicable Law, regulatory capital requirements, or Orders to which they or their Assets may be subject, including applicable Law of the Consumer Financial Protection Bureau, Federal Reserve, the FDIC, and the OCC, any applicable state, federal or self-regulatory organization, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Deposit Insurance Act, the National Bank Act, the Bank Holding Company Act of 1956, as amended, the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the Bank Secrecy Act), as amended by the USA PATRIOT Act of 2001, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit (including the Consumer Credit Protection Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act of 1974, the SAFE Mortgage Licensing Act of 2008, and the Equal Credit Opportunity Act), all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, Laws related to data protection or privacy, the International Money Laundering Act, the money laundering statutes of any jurisdiction, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity, Sarbanes-Oxley, the Securities Act, the Exchange Act, the Investment Company Act of 1940, and the Investment Advisers Act of 1940, or any applicable regulations under any of the foregoing Laws.

(d)                                 The Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and all, to the Company’s Knowledge, mandatory Suspicious Activity Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of Treasury.  The Bank has been at all times and is currently in compliance with its internal policies and procedures relating to the Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the Bank Secrecy Act) and money laundering statutes, rules and regulations, including those policies and procedures listed on Section 4.12(d) of the Company Disclosure Schedule.

Section 4.13.                          Community Reinvestment Act Compliance.  The Bank has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and to the Knowledge of the Company, there does not exist any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Bank having its current rating lowered in its next exam.

Section 4.14.                          No Improper Payments.  Since January 1, 2013, none of the Company or the Bank, or to the Knowledge of the Company, any director, officer, employee, agent or other Person acting on behalf of the Company or the Bank has, in the course of its actions for, or on behalf of the Company or the Bank (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made, offered, authorized, facilitated or promised any direct or indirect unlawful payment or anything else of value to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or the Anti-Terrorist Financing Act, or any other anti-corruption or anti-bribery law or requirement applicable to the Company or the Bank or (d) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

Section 4.15.                          Sanctions.  None of the Company or the Bank, or to the Knowledge of the Company, any director, officer, employee, agent or other Person acting on behalf of the Company or the Bank is (i) a Person currently the subject or target of any economic or trade sanctions administered or enforced by the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union, Her Majesty’s Treasury, or other sanctions authority (collectively, “Sanctions”) or (ii) located, organized or ordinarily resident in Iran, Sudan, Syria, North Korea, Cuba, or the Crimea Region of Ukraine.  The Company and the Bank are in compliance and, within the past five years preceding the date of this Agreement, have been in compliance in all material respects with all applicable Laws related to Sanctions (except to the extent inconsistent with U.S. Law).

Section 4.16.                          Marijuana-Related Businesses.  To the Company’s Knowledge, the Bank does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana.  To the Company’s Knowledge, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana or (ii) leases any Assets to any Person engaged in the manufacture, production, distribution or dispensation of marijuana.  To the Company’s Knowledge, the Bank has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Entity.

Section 4.17.                          Assets and Properties.

(a)                                 Section 4.17(a) of the Company Disclosure Schedule identifies (i) the street address of each parcel of Real Property owned by the Company or the Bank and (ii) the street address of each parcel of Real Property leased, occupied or otherwise used by the Company or the Bank, and a list, as of the date of this Agreement, of all leases for each parcel of Real Property leased by the Company or the Bank, including identification of the lessee and lessor thereunder.  The Bank is in possession of the properties listed on Section 4.17(a) of the Company Disclosure Schedule, and there is a valid lease for each such leased Real Property, without material default thereunder by the lessee or, to the Knowledge of the Company, the lessor.  The Company or the Bank has a valid leasehold interest in all such Real Property, free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, or due and payable but not delinquent or the amount or validity of which is being challenged in good faith by appropriate proceedings, (c) zoning, entitlement, building codes and other land use regulations imposed by Governmental Entities, (d) Liens securing obligations of the owner of leased Real Property, (e) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (f) such imperfections or irregularities of title or Liens as do not, individually or in the aggregate, materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (a), (b), (c), (e) and (f) collectively, “Permitted Liens”).

(b)                                 Section 4.17(b) of the Company Disclosure Schedule identifies each parcel of Real Property and other material Assets that were acquired in a foreclosure, by deed in lieu of foreclosure or similar event since January 1, 2013 through the date hereof (“Foreclosed Property”).  The foreclosure proceedings by which the Foreclosed Properties were acquired by the Company or the Bank were (i) conducted in accordance with all applicable Law in all material respects and (ii) did not result in any negative impact on title received by the Company or the Bank to such Foreclosed Property.

(c)                                  The Company or the Bank has good and marketable title to those Assets reflected in the Company Balance Sheet or acquired after the date thereof (except for Assets sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) free and clear of all Liens, except Permitted Liens.

Section 4.18.                          Intellectual Property.

(a)                                 Section 4.18(a) of the Company Disclosure Schedule lists all patents, patent applications, Trademarks, copyright registrations and pending applications for registration, and internet domain name registrations owned by the Company and the Bank as of the date hereof.  The Company or the Bank owns or has the right to use all Intellectual Property necessary to conduct the business of the Company and the Bank as currently conducted (the “Bank Intellectual Property”).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and the Bank, taken as a whole: (i) the Intellectual Property currently licensed or used by the Company and the Bank, and the Company’s and the Bank’s conduct of its business, do not infringe, violate, or misappropriate (and have not resulted in the infringement, violation, or misappropriation of) the Intellectual Property of any Person; (ii) to the Knowledge of the Company, no Person is or has been infringing, violating, or misappropriating any Bank Intellectual Property; (iii) there is no Litigation before a Governmental Entity pending, or to the Knowledge of the Company, threatened alleging that the Company or the Bank is or was infringing, violating, or misappropriating any Intellectual Property of any other Person, and (iv) there is no Litigation before a Governmental Entity pending, or threatened to be initiated, by the Company or the Bank against any Person concerning the infringement, violation or misappropriation of any Bank Intellectual Property.

(c)                                  The Company and the Bank have taken commercially reasonable steps to ensure the continued operation of the software and data included in the Bank Intellectual Property, as well as all of the computers and other information technology infrastructure and Assets used in connection with the operation or conduct of the business of the Company and the Bank (collectively, the “IT Assets”).  The IT Assets operate and perform in all material respects as is necessary and sufficient to operate and conduct the Company’s and the Bank’s business in the manner in which it is currently being operated and conducted.  To the Knowledge of the Company, all software included in the Bank Intellectual Property is free from malicious code and does not contain any bugs, errors or problems that, in each case, would reasonably be expected to materially adversely impact the operation of the IT Assets, taken as a whole.

Section 4.19.                          Privacy.

(a)                                 The Company and the Bank and, to the Knowledge of the Company, any third parties acting on the Company’s or the Bank’s behalf have collected, maintained, used, disclosed, transferred, protected, stored, retained, deleted, and otherwise processed all Personal Data in compliance in all material respects with, and otherwise complied in all material respects with, applicable Law and Orders, including Subtitle A of Title V of the Gramm-Leach-Bliley Act and Regulation P issued by the Consumer Financial Protection Bureau thereunder (collectively, the “GLBA”) and other federal and state privacy and financial privacy, data security, or electronic or mobile marketing laws (collectively with GLBA, “Privacy Laws”), and since January 1, 2013, there have been no material breaches with respect thereto.  None of the Company, the Bank or, to the Knowledge of the Company, any third party with whom the Company or the Bank has entered into a Contract in connection with the processing of Personal Data has breached such Contract in a manner that would violate Privacy Laws in any material respect.

(b)                                 The Company, the Bank and, to the Knowledge of the Company, any third parties acting on the Company’s or the Bank’s behalf have implemented and maintained commercially reasonable and appropriate measures to protect the operation, confidentiality, integrity, and security of all Personal Data and all IT Assets of the Company, the Bank or third parties acting on their behalf against unauthorized access, acquisition, interruption, or modification.  The Company and the Bank have implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the businesses of the Company and the Bank in all material respects.

(c)                                  There are no asserted or, to the Knowledge of the Company, threatened claims, notices or complaints against the Company or the Bank (whether by a Governmental Entity or any other party) relating to the Company’s or the Bank’s collection, maintenance, use, disclosure, transfer, protection, storage, retention, deletion or other processing of Personal Data.  The Company does not have any Knowledge that the Company, the Bank, or any third party acting on the Company’s or the Bank’s behalf, has experienced any security breach or other instance of compromised or lost Personal Data or other confidential information.

Section 4.20.                          Environmental Matters.

(a)                                 For purposes of this Agreement: (i) “Environmental Laws” means all applicable laws, permits, and orders relating to pollution, protection of the environment, natural resources or human health (including but not limited to all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos, mold or urea formaldehyde, to the treatment, storage, disposal or management of, or to exposure to, any substance regulated pursuant to any Environmental Law, including any Hazardous Substances); and (ii) “Hazardous Substances” means all pollutants, contaminants, chemicals, wastes, and any toxic or otherwise hazardous substances or materials regulated under any Environmental Law, including but not limited to radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Entity relating to or imposing liability or standards of conduct pertaining thereto.

(b)                                 The Company and the Bank have complied in all material respects with all Environmental Laws, regulations, ordinances, requirements of any Governmental Entity.  In addition, and irrespective of such compliance, neither the Company nor the Bank is subject to any material Liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or cleanup obligations pursuant to any Environmental Law including any Liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or the Resource Conservation and Recovery Act of 1976.  Since January 1, 2012, there have been no legal, administrative, arbitral or other Litigation before a Governmental Entity or notices of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or the Bank, any material Liability of the Company or the Bank with respect to any Environmental Law.

(c)                                  There is no private or governmental, environmental health or safety investigation or remediation activity of any nature arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or the Bank or, to the Knowledge of the Company, any property in which the Company or the Bank has taken a security interest.  To the Knowledge of the Company there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such Litigation or remediation; and neither the Company nor the Bank is subject to any agreement, letter or memorandum or Order by or with any Governmental Entity that would reasonably be expected to impose any such environmental Liability.  No property currently or formerly owned or operated by the Company or the Bank was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner that would result in any Liability that could reasonably be expected to have, individually or in the aggregate, a material impact on the Company and the Bank, taken as a whole, or a material impact on the consummation of the transactions contemplated by this Agreement.  The Company has made available to Purchaser copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents in its possession as of the date hereof relating to the Company, the Bank or their current or former properties and properties in which the Company or the Bank has taken a security interest having a book value in excess of $2,000,000.  The Company and the Bank have complied in all material respects with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

Section 4.21.                          Labor Relations.

(a)                                 (i) Neither the Company nor the Bank is party to, bound by, or has any obligations under, any collective bargaining agreement, labor agreement, works council agreement, or similar agreement with any labor union, trade union, works council or other labor organization (collectively, a “Labor Organization”); (ii) neither the Company nor the Bank is party to any collective bargaining relationship with any Labor Organization; (iii) no Company Employees are represented by a Labor Organization with respect to their employment with any of the Company or the Bank; (iv) to the Knowledge of the Company, as of the date of this Agreement, no Labor Organization or group of employees of the Company or the Bank has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity; and, (v) to the Knowledge of the Company, there are no current union organizing activities with respect to the workforce of the Company or the Bank.

(b)                                 There has been no, and to the Knowledge of the Company, there is no threatened: (i) grievance, arbitration, lockout, work stoppage, walk-out, slowdown, strike or other labor dispute against or affecting the Company or the Bank, or (ii) unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity.  To the Knowledge of the Company, none of the Company, the Bank or any of their employees, agents or Representatives have committed any material unfair labor practice as defined in the National Labor Relations Act or any similar Law.

(c)                                  Each of the Company and the Bank is in compliance in all material respects with all Laws pertaining to labor, employment and employment practices including, but not limited to, all Laws regarding health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, affirmative action, employee leave issues, unemployment insurance and workers’ compensation, and the Company and the Bank are not, and have not been since January 1, 2013, a party to any Litigation before a Governmental Entity alleging a violation of any Law pertaining to labor, employment or employment practices and, to the Knowledge of the Company, no such Litigation is pending or threatened.

(d)                                 Since January 1, 2013, neither the Company nor the Bank has (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings or layoffs (the “WARN Act”)), (ii) effectuated a “mass layoff” (as defined in the WARN Act), or (iii) undertaken any other similar action requiring advance notice of such action to affected employees, employee representatives or Governmental Entities.  Section 4.21(d) of the Company Disclosure Schedule contains a list of each employee who has suffered an “employment loss” within the meaning of the WARN Act in the past six months prior to the date hereof.

(e)                                  Section 4.21(e) of the Company Disclosure Schedule contains a complete and accurate list of all Company Employees and independent contractors (who are individuals) describing for each such Person, as applicable, the name, the position, whether a Company Employee or an independent contractor, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, 2015 and 2016 annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, bonus paid with respect to fiscal year 2014 and projected fiscal year 2015 bonus, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on a separate list in Section 4.22(a) of the Company Disclosure Schedule), immigration status and status (i.e., active or inactive and if inactive, the type of leave and, to the Knowledge of the Company, estimated duration).  All such individuals have their principal place of employment in the United States.

(f)                                   All Company Employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.  Each of the Company and the Bank: (i) has properly classified and treated all of their workers as independent contractors or employees, (ii) has properly classified and treated all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) is not delinquent in any material respect in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (v) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business consistent with past practice).  Neither the Company nor the Bank has any material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as a result of any misclassification of any employee as “exempt” or “nonexempt” from overtime requirements under applicable Law.

(g)                                  To the Knowledge of the Company, no Company Employee is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other similar obligations: (i) to the Company or the Bank or (ii) to a former or other current employer of any such Company Employee, in each case, to the extent such material violation relates (1) to the right of any such Company Employee to be employed by the Company or the Bank or (2) to the knowledge or use of trade secrets or proprietary information in connection with such Person’s employment with the Company or the Bank.

(h)                                 As of the date of this Agreement, the Company has no Knowledge that any current employee of the Company or the Bank with an annual base salary exceeding $75,000 in the aggregate presently intends to terminate or is contemplating terminating his or her employment.

(i)                                     Other than pursuant to a Contract set forth on Section 4.21(i) of the Company Disclosure Schedule, the employment of each Company Employee and the engagement of each independent contractor of the Company or the Bank are terminable at will by the Company or the Bank, as applicable, without any penalty, liability or severance obligation incurred by the Company or the Bank.

Section 4.22.                          Employee Benefits.

(a)                                 The Company has made available to Purchaser true and correct copies of each material Employee Benefit Plan adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Company, the Bank or any ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which the Company, the Bank or any ERISA Affiliate has or may have any obligation or Liability (collectively, whether or not material, the “Company Benefit Plans”).  Section 4.22(a) of Company Disclosure Schedule has a complete and accurate list of all such Company Benefit Plans.  No Company Benefit Plan is subject to any Laws other than those of the United States and any state, county, or municipality in the United States.

(b)                                 The Company has made available to Purchaser (i) all trust agreements or other funding arrangements for all Company Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years with respect to any Company Benefit Plan, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations required to be prepared for any Company Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto for any Company Benefit Plan required to have a summary plan description and (v) all material correspondence with any Governmental Entity regarding any Company Benefit Plan.

(c)                                  Each Company Benefit Plan is and has been maintained in all material respects in accordance with the terms and the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Law.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect, applies to the Company Benefit Plan, and on which the Company or the Bank, as applicable, is entitled to rely.

(d)                                 There are no pending, or to the Knowledge of the Company, threatened claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits in the ordinary course of business consistent with past practice and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.

(e)                                  Neither the Company nor the Bank has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406), and, to the Knowledge of the Company, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any such nonexempt “prohibited transaction.”  All assets of any Company Benefit Plan consist of cash or actively traded securities.

(f)                                   None of the Company, the Bank or any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder.

(g)                                  Each Company Benefit Plan that is a health plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”).  The operation of each such plan has not resulted in the incurrence of any penalty to the Company or the Bank pursuant to the 2010 Health Care Law.  If the Company or the Bank is an Applicable Large Employer (as defined in the 2010 Health Care Law), the Company or the Bank, as applicable, has offered all full-time employees (within the meaning of the 2010 Health Care Law) the ability to elect minimum essential coverage that provides minimum value for themselves and their dependents, such that there will not be any liability or excise tax under Section 4980H(a) of the Internal Revenue Code.  If the Company or the Bank is an Applicable Large Employer, there will not be any penalty or excise tax assessed against the Company or the Bank, as applicable, under 4980H(b) of the Internal Revenue Code.  There is nothing that would create a reporting obligation or excise tax under 4980D of the Internal Revenue Code.  Neither the Company, the Bank, nor any ERISA Affiliate has or could reasonably be expected to have any liability for taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Internal Revenue Code.

(h)                                 Neither the Company nor the Bank has any Liability for health or life benefits for any period extending beyond the termination of any individual’s employment or period of service, other than as required under Section 4980B of the Internal Revenue Code or similar state health care continuation laws.

(i)            All contributions required to be made to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of the Company and the Bank.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or the Bank, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (ii) limitation on the right of the Company or the Bank to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or the Bank in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  Section 4.22(i) of the Company Disclosure Schedule sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or pay or benefits triggered by or following a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Internal Revenue Code, or otherwise.

Section 4.23.         Material Contracts.

(a)           Section 4.23(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of any of the following Contracts which the Company or the Bank is party to or is bound as of the date hereof (whether or not set forth on Section 4.23(a) of the Company Disclosure Schedule, together with any Contracts referred to in Section 4.02(b)(i)(2) and Section 4.31 (other than any Company Benefit Plan) each a “Material Contract”):

(i)            any Contract which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           any Contract relating to Indebtedness of the Bank (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables);

(iii)          any Contract relating to the purchase or sale of any goods or services by the Company or the Bank providing for (1) annual payments under any individual Contract in excess of $75,000 after the date hereof or (2) aggregate payments over the remaining term under any individual Contract in excess of $100,000;

(iv)          any Contract that provides for the payment by any of the Company or the Bank of any termination fee (individually or in the aggregate, and whether contingent or otherwise) in excess of $20,000;

(v)           any Contract not terminable on the part of the Company or the Bank on 60 days or less notice without penalty or fee of $20,000 or more;

(vi)          any Contract prohibiting the Company or the Bank from soliciting or hiring any individual for employment, consulting or other services;

(vii)         any Contract pursuant to which any of the Company or the Bank is a lessor or lessee of any Real Property or any machinery, equipment, furniture, fixtures or other personal property involving in excess of $75,000 per annum;

(viii)        any Contract (1) that restricts the ability of the Company or the Bank to compete in any business or geographic area or any particular medium or (2) that grants a Person other than the Company or the Bank “most favored nation” status or “exclusivity” or similar rights;

(ix)          any Contract which limits the payment of dividends by the Company or the Bank;

(x)           any Contract pursuant to which the Company or the Bank has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity;

(xi)          any Contract pursuant to which the Company or the Bank has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; or

(xii)         any Contract which relates to the Bank Intellectual Property involving payment of more than $10,000 per annum, other than relating to software that is generally commercially available and is mass marketed and licensed pursuant to a standard form, non-negotiated click-wrap or shrink-wrap agreement.

(b)           With respect to each Material Contract: (i) the Contract is valid and binding on the Company or the Bank, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, reasonably be expected to, individually or in the aggregate, be material to the Company and the Bank, taken as a whole; (ii) neither the Company nor the Bank is in material Default thereunder; (iii) neither the Company nor the Bank has repudiated or waived any material provision of any such Contract;

and (iv) no other party to any such Contract is, to the Knowledge of the Company, in Default in any material respect or has repudiated or waived any material provision thereunder.  Copies of each Material Contract, including all amendments thereto, have been provided to Purchaser by the Company prior to the date hereof.

Section 4.24.         Derivative Instruments and Transactions.  All existing material derivative instruments, including, swaps, caps, floors and option Contracts, whether entered into for the account of the Company or the Bank or for the account of a customer of the Company or the Bank are set forth on Section 4.24 of the Company Disclosure Schedule and were entered into (a) only in the ordinary course of business consistent with past practice, (b) in accordance with prudent banking practices and in all material respects with all applicable Laws and with the rules, regulations and policies of applicable Governmental Entities, and (c) with counterparties believed to be financially responsible at the time.  The financial position of the Company and the Bank, as applicable, on a consolidated basis under or with respect to each such derivative instrument has been reflected on the Company’s and the Bank’s Books in accordance with GAAP.

Section 4.25.         Legal Proceedings.  There is no, and since January 1, 2013 there has been no, Litigation before a Governmental Entity pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or the Bank or any of their respective properties or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or the Bank or any Person for whom the Company or the Bank may be liable before (or, in the case of threatened Litigation would be before) or by any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to have a material impact on the Company and the Bank, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.  There is no material Order imposed upon the Company, the Bank or the Assets of the Company or the Bank.

Section 4.26.         Regulatory Matters.  As of the date of this Agreement, the Company does not have Knowledge of any reason relating to the Company or the Bank why any Requisite Regulatory Consent and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the Merger, the Bank Merger, the Subsequent Merger and the other transactions contemplated by this Agreement will not be obtained or that any Requisite Regulatory Consent will not be granted reasonably promptly and without the imposition of a Burdensome Condition, provided, however, that the Company does not make any representation or warranty with respect to the management, capital, ownership structure, regulatory status or any other aspect of Purchaser or any of its Affiliates or shareholders.

Section 4.27.         Loan Matters.

(a)           All Loans that as of February 29, 2016 were contractually past due 90 days or more in the payment of principal or interest or were classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import are listed on Section 4.27(a) of the Company Disclosure Schedule.

(b)           All Loans (i) are, to the Knowledge of the Company, genuine, valid and legally binding obligations of the borrowers thereunder, (ii) have been, to the Knowledge of the Company, duly executed by a borrower of legal capacity, (iii) are enforceable in accordance with their respective terms, except as enforcement may be limited by the Solvency and Equity Exception, and (iv) to the extent secured, have been and continue to be secured by valid Liens and security interests that have been perfected.  The Bank has not engaged in any acts or conduct or made any omissions (including by virtue of the Bank’s holding of any funds or property of, or owing amounts or property to, any borrower or obligor under a Loan) that would give rise to any right of rescission, setoff, abatement, diminution, counterclaim or defense.  The Bank has not, and, to the Knowledge of the Company, no other Person has engaged in fraud or has made any material and intentional misrepresentation with respect to any Loan.  The Bank has not received any notice that any of the borrowers of any Loan intends to terminate or materially reduce its relationship with the Bank after the Closing.

(c)           Each Loan was originated by the Bank or, to the Knowledge of the Company, by an originator not affiliated with the Bank, in all material respects in accordance with all applicable Law, loan policies, loan sale agreements and procedures of the Bank or such originator not affiliated with the Bank, as applicable, and the underlying Loan (or acquisition thereof) was approved by the Bank in accordance with the then applicable approval process.  With respect to each Loan, the Bank is the sole legal and beneficial owners of and has good title to such Loan.  The Bank has not sold, transferred, assigned or participated any Loan or the economic rights associated with any Loan.

(d)           Each outstanding Loan is administered and the relevant Loan Documents are being maintained in all material respects in accordance with all applicable Law, loan policies, loan sale agreements and procedures of the Bank.

(e)           Except as evidenced by the Loan Documents, none of the material provisions of any Loan Document have been waived, modified, or altered in any respect, or subordinated in any respect, by the Bank or, to the Knowledge of the Company, the originator of the Loan.

(f)            The Loans (i) originated by the Bank have arisen from bona fide transactions entered into by the Bank in the ordinary course of business consistent with past practice and (ii) originated by an entity other than the Bank, to the Company’s Knowledge, have arisen from bona fide transactions entered into by the originator in the ordinary course of business consistent with past practice.

(g)           The reserve for bad debts arising after December 31, 2015 on the accounting records of the Bank, has been determined in all material respects in accordance with GAAP.

(h)           There are no escrow or reserve accounts related to Taxes, insurance or other charges, for any Loan.

(i)            To the Knowledge of the Company, none of the material collateral of any Loan is subject to any expropriation or condemnation proceedings instituted by any applicable Governmental Entity that would materially and adversely affect the value of such collateral.

(j)            No Loan is cross-collateralized with a loan that is not a Loan.

(k)           The Bank does not service loans for any third party.

(l)            Section 4.27(l) of the Company Disclosure Schedule sets forth a list of all Loans pursuant to which the Bank, to the Knowledge of the Company and other than any Permitted Liens, does not have the most senior lien position with respect to the collateral security interests relating to such Loan.  With respect to each secured Loan not listed on Section 4.27(l) of the Company Disclosure Schedule, to the Knowledge of the Company and other than any Permitted Liens, there is no Person other than the applicable borrower with an interest in the collateral relating to such Loan senior to the Bank.

Section 4.28.         Deposits.  All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of the Bank, and (b) all applicable Law, including the Anti-Money Laundering Laws and anti-terrorism, or embargoed person requirements.

Section 4.29.         Allowance for Loan and Lease Losses.  The allowance for loan and lease losses reflected in the Company Balance Sheet and the Call Reports was as of such date adequate based upon the Company and the Bank’s past business practices to provide for possible or specific or general losses, net of recoveries relating to loans previously charged off, on Loans outstanding as of the applicable dates of the Company Balance Sheet and Call Reports.

Section 4.30.         Insurance.  The Company and the Bank are, and since January 1, 2014 have been, insured with reputable insurers against such risks and in such amounts as is (a) prudent and consistent with industry practice and (b) sufficient for compliance with all material requirements of applicable Law and all Material Contracts.  Section 4.30 of Company Disclosure Schedule contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Company and the Bank, true, correct and complete copies of which policies have been provided to Purchaser prior to the date hereof.  The Company and the Bank are in material compliance with their insurance policies and are not in Default under any of the material terms thereof, which Defaults have not been cured.  Each such policy is outstanding and in full force and effect.  Except for policies insuring against potential Liabilities of officers, directors and employees of the Company and the Bank, the Company or the Bank are the sole beneficiaries of such policies.  All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.  Since January 1, 2013, neither the Company nor the Bank has received any written notice of cancellation or non-renewal of any such policies, nor is the termination of any such policies threatened.  There are no pending or, to the Knowledge of the Company, threatened material claims under any such policy.  Since January 1, 2013, neither the Company nor the Bank has been refused any insurance with respect to its Assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 4.31.         Related Party Contracts.

(a)           Section 4.31 of the Company Disclosure Schedule sets forth any extension of credit (as debtor, creditor, guarantor or otherwise) with any (i) Affiliate of the Company or the Bank, (ii) insider or related interest of an insider, (iii) stockholder owning five percent or more of the outstanding Common Stock or related interest of such a stockholder or (iv) employee who is not an executive officer (in the case of this clause (iv), other than credit and consumer banking transactions on arms-length terms in the ordinary course of business consistent with past practice) (each Person described in clauses (i) through (iv) a “Related Party”).  For purposes of the preceding sentence, the terms “insider,” “related interest,” “executive officer” and “extension of credit” shall have the meanings assigned in the Federal Reserve’s Regulation O.  Except  as part of the normal customary terms of an individual’s employment and those extensions of credit set forth on Section 4.31 of the Company Disclosure Schedule, neither the Company nor the Bank is party to any Contract for goods or services, lease or other Contract with any Related Party.

(b)           Each of the Company and the Bank is in material compliance with, and has since January 1, 2013, materially complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

Section 4.32.         Opinion of Financial Advisor.  The Company has received the opinion of Sandler O’Neill & Partners, financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration is fair to the Company’s stockholders from a financial point of view.  The Company shall deliver a correct and complete copy of the written opinion of Sandler O’Neill & Partners to Purchaser for informational purposes only promptly after receipt thereof by the Company.

Section 4.33.         Anti-takeover Statutes.  Assuming the accuracy of the representations and warranties contained in Section 5.08, the Company Board has taken all action necessary in approving this Agreement, the Stockholder Voting Agreement and the transactions contemplated hereby and thereby to render inapplicable to this Agreement, the Stockholder Voting Agreement and the transactions contemplated hereby and thereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and, accordingly, neither Section 203 of the DGCL nor any other Takeover Provision applies or purports to apply to the transactions contemplated hereby or thereby.

Section 4.34.         Finders’ Fees.  Except for Sandler O’Neill & Partners, a copy of whose engagement agreement has been provided to Purchaser, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Bank who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company:

Section 5.01.         Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MidFirst Bank is a wholly-owned subsidiary of Purchaser and is a federally chartered savings association and a wholly-owned subsidiary of Purchaser duly organized and validly existing under the Home Owners’ Loan Act, 12 U.S.C. § 1461 et seq.  Each of Purchaser and MidFirst Bank (i) have all corporate power and authority to own or lease all the Assets owned or leased by it and to conduct its business as it is now being conducted, and (ii) is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (A) in which the nature of the activities conducted by Purchaser requires such license or qualification and (ii) in which Purchaser owns or leases Real Property, other than, in the case of clause (i) and (ii), such failures that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.  True, complete and correct copies of each of the certificate of incorporation and the bylaws of Purchaser and Merger Sub and the charter of MidFirst Bank and the bylaws of MidFirst Bank, as amended and as currently in effect, have been delivered or made available to the Company.

Section 5.02.         Authority of Purchaser and Merger Sub; No Breach By Agreement.

(a)           Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only (i) with respect to the Merger, to adoption of this Agreement by Purchaser as the sole stockholder of Merger Sub (which shall occur promptly following the execution of this Agreement) and the filing of the certificate of merger with the Delaware Secretary of State in connection with the Merger, (ii) with respect to the Bank Merger, to the approval of the Subsidiary Plan of Merger by Purchaser as the sole stockholder of MidFirst and the filing of the Subsidiary Plan of Merger or any other documents or certificates to be filed in connection with the Bank Merger and (iii) with respect to the Subsequent Merger, to approval of the board of directors of Purchaser and the stockholders of Purchaser, the approval and declaring advisable by the board of directors of the Surviving Corporation, the adoption by Purchaser as the sole stockholder of the Surviving Corporation and the filing of a certificate of merger or any other documents or certificates to be filed in connection with the Subsequent Merger.  This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of each of Purchaser and Merger Sub enforceable against each of Purchaser and Merger Sub in accordance with its terms (except as enforcement may be limited by the Solvency and Equity Exception).  Except as set forth above, no other corporate proceedings, other than the adoption of this Agreement by Purchaser as the sole stockholder of Merger Sub, the filing of the certificate of merger with the Delaware Secretary of State in connection with the Merger and the filings of the Subsidiary Plan of Merger or any other documents or certificates to be filed in connection with the Bank Merger and the Subsequent Merger, are necessary for the execution and delivery by Purchaser and Merger Sub of this Agreement, the performance by them of its obligations hereunder or the consummation by them of the transactions contemplated hereby.  Each of the boards of directors of Purchaser and Merger Sub, by a unanimous vote thereof, has adopted resolutions (i) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determining that this Agreement and such transactions are fair to, and in the best interests of, Purchaser and Merger Sub, respectively, and the stockholders of Purchaser and Merger Sub, respectively and (iii) in the case of the Board of Directors of Merger Sub, resolving to recommend that Merger Sub’s stockholder adopt this Agreement.

(b)           Neither the execution and delivery by Purchaser and Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser, MidFirst Bank and Merger Sub with any of the provisions hereof, will (i) with or without notice, lapse of time or both, violate, conflict with, or result in a breach of any provision of, or constitute a Default under, or result in the termination of, or result in the loss to Purchaser, MidFirst or Merger Sub of any benefit or result in the creation of any Liens, other than Permitted Liens, upon any of the material Assets of Purchaser, MidFirst or Merger Sub under any of the terms, conditions or provisions of (1) the certificate of incorporation or bylaws (or similar governing documents) of Purchaser or Merger Sub or the charter, bylaws or other governing instrument of MidFirst or (2) any Contract or Permit to which Purchaser, MidFirst or Merger Sub is party or by which Purchaser, MidFirst or Merger Sub may be bound, or to which Purchaser, MidFirst or Merger Sub or any of the Assets of Purchaser, MidFirst or Merger Sub may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 5.02(c), violate any Law or Order applicable to Purchaser, MidFirst or Merger Sub or any of their respective material Assets, except in the case of clauses (i)(2) and (ii) as would not reasonably be expected to prevent, materially delay or materially impair Purchaser’s, MidFirst’s and Merger Sub’s ability to consummate the transactions contemplated hereby.

(c)           Other than (i) applicable requirements of the Securities Act, the Exchange Act and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Delaware certificate of merger in connection with the Merger, (iii) the filing of the Subsidiary Plan of Merger or any other documents or certificates to be filed in connection with the Bank Merger, (iv) the filing of a certificate of merger or any other documents or certificates to be filed with the States of Delaware or Oklahoma in connection with the Subsequent Merger and (v) the Regulatory Consents, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary in connection with Purchaser’s and Merger Sub’s execution, delivery or performance of this Agreement, MidFirst’s execution, delivery or performance of the Subsidiary Plan of Merger, and the consummation of the Merger, the Bank Merger, the Subsequent Merger and the other transactions contemplated hereby.

Section 5.03.         Disclosure Documents.

(a)           None of the information supplied with respect to Purchaser or Merger Sub or to be supplied by Purchaser, Merger Sub or any Affiliate thereof expressly for inclusion in the

Company Proxy Statement to be mailed to the Company’s stockholders in connection with the Company Stockholder Meeting, and any documents to be filed by Purchaser, Merger Sub or any Affiliate thereof with any Governmental Entity in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Company Proxy Statement, when first mailed to the Company’s stockholders, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of the Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholder Meeting.

(b)           The representations and warranties contained in Section 5.03(a) will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement or any documents to be filed by Purchaser, Merger Sub or any Affiliate thereof with any Governmental Entity based upon information supplied by the Company, the Bank or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 5.04.         Available Funds.  Purchaser and MidFirst have, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger and pay the aggregate Per Share Merger Consideration pursuant to the terms of this Agreement and to pay all related fees and expenses of Purchaser, MidFirst and Merger Sub pursuant to this Agreement.

Section 5.05.         Merger Sub; No Prior Activities.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Purchaser or a Subsidiary thereof.  Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any Liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.06.         Regulatory Matters.  As of the date of this Agreement, Purchaser does not have Knowledge of any reason relating to Purchaser, Merger Sub or MidFirst why any Requisite Regulatory Consent and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the Merger, the Bank Merger, the Subsequent Merger and the other transactions contemplated by this Agreement will not be obtained or that any Requisite Regulatory Consent will not be granted reasonably promptly and without the imposition of a Burdensome Condition, provided, however, that Purchaser does not make any representation or warranty with respect to the management, capital, ownership structure, regulatory status or any other aspect of the Company or any of its Affiliates or shareholders.

Section 5.07.         Finders’ Fees.  Except for Macquarie Capital (USA) Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or Merger Sub who might be entitled to any fee or commission from Purchaser or Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.08.         Ownership of Shares.  None of Purchaser, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the past three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

ARTICLE VI
CONDUCT OF BUSINESS PENDING CONSUMMATION

Section 6.01.         Conduct of Business.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, and except as required by applicable Law or as otherwise expressly contemplated herein or as set forth in Section 6.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause the Bank to: (i) operate its business only in the ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, customers, borrowers and others having business relationships with the Company or the Bank; (iii) maintain loan loss reserves in accordance with GAAP and consistent with past practices for the estimations of such reserves; and (iv) take no action which would reasonably be expected to (1) prevent, materially delay or materially impair the receipt of any Requisite Regulatory Consent, (2) result in any of the conditions set forth in Article VIII not being satisfied, or (3) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), and except as required by applicable Law or as otherwise expressly contemplated herein or as set forth in Section 6.01(b) of the Company Disclosure Schedule, the Company covenants and agrees that neither the Company nor the Bank will

(i)            amend its certificate of incorporation, articles of association, bylaws or other governing instruments;

(ii)           incur or guarantee any Indebtedness (other than Indebtedness incurred in the ordinary course of business consistent with past practice);

(iii)          repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any Company Securities or Bank Securities, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of any Company Securities or Bank Securities, except in connection with any tax withholding upon the vesting of any Company Restricted Shares;

(iv)          issue, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of any Company Security or Bank Security;

(v)           directly or indirectly adjust, split, combine or reclassify any Company Security or Bank Security or issue or authorize the issuance of any other securities in respect of or in substitution for Shares, or sell, transfer, lease, mortgage, permit any Lien, other than Permitted Liens, or otherwise dispose of, discontinue or otherwise encumber (i) any Company Securities or Bank Securities or (ii) any Asset of the Company or the Bank other than pursuant to Contracts in force at the date of the Agreement (provided that any limitations to the Company’s actions with respect to investment securities are solely contained in Section 6.01(b)(xviii));

(vi)          (1) purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in Real Property or any Real Property development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), any Person, or otherwise acquire direct or indirect control over any Person; or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto (provided that any limitations to the Company’s actions with respect to investment securities are solely contained in Section 6.01(b)(xviii));

(vii)         except as required by the terms of any Company Benefit Plan or other Contract as in effect on the date hereof and disclosed on Section 4.22(a) or Section 4.23(a) of the Company Disclosure Schedule (1) grant any increase in compensation or benefits to any Company Employee or independent contractor, except in the ordinary course of business consistent with past practice; (2) pay any (A) severance or termination pay or (B) bonus, in either case other than cash bonuses in an aggregate amount not to exceed $1,327,500 pursuant to a Company Benefit Plan in effect on the date hereof and paid in accordance with past practice, including with respect to the timing of payment, in the case of (A) subject to receipt of an effective release of claims from the employee, and in the case of (B) to the extent required to be paid in cash under the terms of the plan without the exercise of any upward discretion; (3) enter into or amend any severance agreements with any Company Employee; or (4) grant any increase in fees or other increases in compensation or other benefits to directors or any Company Employee at the level of Vice President or above; provided that the restrictions in this Section 6.01(b)(vii) will not prohibit the Company from entering into compensation arrangements with newly-hired or promoted Company Employees in the ordinary course of business consistent with past practice on terms substantially consistent with those provided to similarly-situated Company Employees;

(viii)        enter into, amend or renew any employment Contract between the Company or the Bank and any Person;

(ix)          except as required by Law, (1) adopt any new Employee Benefit Plan of the Company or the Bank (or adopt any plan that would be an Employee Benefit Plan of the Company or the Bank had it been in existence on the date of this Agreement) or terminate or withdraw from, or amend, any Company Benefit Plan, other than in a manner that would not increase the cost of maintaining such Company Benefit Plan, or in connection with routine changes to Company Benefit Plans providing health and welfare benefits, (2) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans as in effect on the date of this Agreement or (3) fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(x)           make any material change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to regulatory accounting requirements or GAAP;

(xi)          commence any Litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (1) involving any Liability of any of the Company or the Bank for money damages in excess of $25,000 per Litigation or $100,000 in the aggregate or (2) arising out of or relating to the transactions contemplated hereby;

(xii)         (1) enter into, renew (other than renewals in the ordinary course of business consistent with past practice and without changes in the terms that are adverse to the Company), extend (other than extensions in the ordinary course of business consistent with past practice and without changes in the terms that are adverse to the Company), materially modify, materially amend or terminate (other than terminations in accordance with the stated term in any Contract in effect on the date hereof) any (A) Contract that calls for aggregate annual payments of $25,000 or more, except in the ordinary course of business consistent with past practice or (B) Material Contract; or (2) waive, release, compromise or assign any material rights or material claims under any Contract described in clause (1);

(xiii)        enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies;

(xiv)        except as set forth in the capital budgets set forth in Section 6.01(b)(xiv) of the Company Disclosure Schedule, make, or commit to make, any capital expenditures in excess of $25,000 per project or $100,000 in the aggregate;

(xv)         make any material changes in its policies and practices with respect to (1) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, or (2) its hedging practices and policies;

(xvi)        cancel or release any material Indebtedness owed to any Person or any claims held by any Person, except for (1) sales of Loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, or (2) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(xvii)       permit the commencement of any material construction of new structures or facilities upon, or purchase or lease any Real Property in respect of any branch or other facility;

(xviii)      materially change its investment securities portfolio policy, or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(xix)        alter materially its interest rate or fee pricing policies with respect to depository accounts or waive any material fees with respect thereto;

(xx)         make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of the Company or the Bank, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xxi)        enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(xxii)       foreclose upon or take a deed or title to any commercial Real Property without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial Real Property if such environmental assessment indicates the presence of Hazardous Substances;

(xxiii)      make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Bank), except (1) new Loans not in excess of $4,000,000, (2) Loans or commitments for Loans that have previously been approved by the Bank prior to the date of this Agreement not in excess of $4,000,000, (3) modification, extension or amendment of any Loan existing on the date hereof which is rated “pass” by the Bank in a manner that would not result in (A) any additional extension of credit in excess of $4,000,000, (B) principal forgiveness or (C) any uncompensated release of collateral, or (4) any extension, for a time period no longer than one year, of an existing commitment for any Loan which has been rated “pass” by the Bank; provided, however, Purchaser will be deemed to have given its consent under this Section 6.01(b)(xxiii) unless Purchaser objects to such proposed transaction no later than 48 hours (non-Business Days excluded) after actual receipt by Purchaser from the Company of all reasonable information (including the applicable credit presentation) relating to such making, acquisition, commitment, renewal, extension, amendment or modification;

(xxiv)     acquire any Loans through bulk purchases that are not in process as of the date of this Agreement;

(xxv)      make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or

(xxvi)     resolve to take, agree to take or make any commitment to take any of the actions prohibited by this Section 6.01(b).

(c)           Without limiting in any way any Party’s rights or obligations under this Agreement (including this Section 6.01), nothing contained in this Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company or the Bank’s operations prior to the Effective Time.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01.         Efforts; Consents of Governmental Entities; Third Party Consents.

(a)           Subject to the terms and conditions of this Agreement, from the date hereof until the Closing, each Party shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the conditions set forth in Article VIII hereof, as applicable.

(b)           Without limitation to the foregoing clause (a), Purchaser, on the one hand, and the Company, on the other hand, shall, and the Company shall cause the Bank to, cooperate and use their respective reasonable best efforts to prepare or cause to be prepared all documentation, to make or cause to be made all filings and to obtain or cause to be obtained all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including the Requisite Regulatory Consents.  Purchaser shall use its reasonable best efforts to (i) resolve objections, if any, which may be asserted with respect to the Merger, the Subsequent Merger or the Bank Merger under any applicable Law or Order and (ii) avoid the entry of, or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing; provided that in no event shall Purchaser or any of its Affiliates or shareholders be required to (i) accept any new change, restriction or condition on Purchaser, Merger Sub, MidFirst or any of Purchaser’s other Affiliates or shareholders which is materially burdensome on Purchaser, any of Purchaser’s Affiliates or shareholders, the Company or the Bank or the business of any of the foregoing, or (ii) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before, on or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or other interests of Purchaser, any of Purchaser’s Affiliates or shareholders or any of their Affiliates, the Company or the Bank or any of their Assets, licenses, operations, rights, businesses or interests thereon or to any agreement by the Company or the Bank to take any of the foregoing actions that would, or would be reasonably likely to, in each case of clauses (i) and (ii) after the Effective Time (but regardless of when such action, condition or restriction is to be taken or implemented), (x) individually or in the aggregate, after giving effect to such action(s) together with all facts, circumstances, changes, events, developments or occurrences with respect to the Company or the Bank since the date hereof, have a material adverse effect on Purchaser and its Subsidiaries, on the one hand, or the Company and the Bank, on the other hand, in each case measured on a scale relative to the Company and the Bank, taken as a whole, or (y) require Purchaser, Merger Sub, MidFirst or any of Purchaser’s other Affiliates or shareholders, the Company or the Bank to enter into an operating agreement or raise an amount of additional capital that would materially reduce the economic benefits of the transactions contemplated by this Agreement to Purchaser or any of Purchaser’s Affiliates or shareholders, as the case may be (any such condition or restriction, a “Burdensome Condition”).  Purchaser and the Company shall have the right to review in advance, and to the extent practicable the Parties will consult with one another, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted by a Party to any Governmental Entity (and, with respect to information submitted by the Company, to any other third party) in connection with the transactions contemplated by this Agreement (other than any portions of material submitted in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information submitted under a claim of confidentiality).  Each Party hereto agrees that it will consult with the other Parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including the Requisite Regulatory Consents and each Party will keep the other Parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby, including, subject to applicable Laws relating to the exchange of information, advising the other Parties upon receiving any communication from a Governmental Entity, the consent or approval of which is required for the consummation of the Merger, the Subsequent Merger or the Bank Merger and the other transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Entity will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing, the receiving Party shall, to the extent permitted by applicable Law relating to the exchange of information and confidential information and not in contravention of any contractual obligation (i) promptly advise the other of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby and (ii) provide the other Parties with a reasonable opportunity to review any response thereto and any other substantive submission or communication to any Governmental Entity with respect to the transactions contemplated hereby.

(c)           Subject to applicable Law, each Party agrees, upon request, to furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made with respect to any Requisite Regulatory Consent.

(d)           As promptly as practicable following the date hereof, in reasonable consultation with Purchaser, the Company shall (i) give all required notices to all third parties described on Section 7.01(d)(i) of the Company Disclosure Schedule and (ii) use reasonable best efforts to obtain all required consents or approvals from all third parties described in Section 7.01(d)(ii) of the Company Disclosure Schedule; provided that nothing contained in this Agreement shall require the Company or the Bank to pay any fee or other consideration in connection with obtaining such consents or approvals described in Section 7.01(d)(ii) of the Company Disclosure Schedule.  Upon Purchaser’s request, the Company shall reasonably cooperate with Purchaser to create and be prepared to implement at the Closing a plan to replace the services provided by a third party described in Section 7.01(d)(ii) of the Company Disclosure Schedule to an alternate provider.

Section 7.02.         Access to Information.  From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to Purchaser and its Representatives reasonable access to the offices, Assets and Books and Records and personnel of the Company and the Bank, (ii) furnish to Purchaser and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and the Bank to cooperate with Purchaser in its investigation of the Company and the Bank.  Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Bank.  Neither the Company nor the Bank shall be required to provide access or to disclose information where such access or disclosure would (i) violate the rights of the Company or the Bank’s customers, (ii) jeopardize any attorney-client privilege or attorney work product protection of the Company or the Bank (after giving due consideration to the existence of any common interest, joint defense or similar agreements between the Parties) or (iii) contravene any applicable Law or Order.  No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by any Party hereunder.  Nothing in this Section 7.02 will be construed to require the Company or the Bank or any of their Representatives to prepare any analyses not already prepared at the time of such request.  All requests for access pursuant to this Section 7.02 must be directed to the General Counsel of the Company.  The terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.02.

Section 7.03.         Company Proxy Statement.

(a)           As promptly as reasonably practicable (and in any event within 20 Business Days after the date hereof), the Company shall prepare and file, in preliminary form, the Company Proxy Statement with the SEC.  The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its stockholders as promptly as practicable thereafter.  The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

(b)           Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and its counsel.  The Company shall provide Purchaser and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)           The Company and Purchaser shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and (ii) in taking such actions or making any such filings, furnishing information required in connection with the Company Proxy Statement.

(d)           Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 7.03 shall continue in full force and effect.

Section 7.04.         Company Stockholder Meeting.

(a)           The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on the adoption of this Agreement and shall comply with all applicable Law with respect to such meeting and the solicitation of proxies in connection therewith.  The Company shall cause the Company Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable thereafter.  The Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and shall take all other action reasonably necessary or advisable to secure the Requisite Stockholder Approval unless the Company Board shall have made a Company Adverse Recommendation Change in compliance with Section 7.05.

(b)           Unless permitted by and in compliance with Section 7.05, the Company Board shall make the Company Board Recommendation and not effect a Company Adverse Recommendation Change.  The obligation of the Company to hold the Company Stockholder Meeting and to solicit proxies therefor shall not be affected by any Acquisition Proposal or other event or circumstance (provided that if the Company Board has withdrawn the Company Board Recommendation in compliance with Section 7.05, such solicitation need not request proxies in favor of the adoption of this Agreement) and the Company agrees that it will not submit any Acquisition Proposal to its stockholders for a vote unless this Agreement is terminated in accordance with its terms.

(c)           Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of Purchaser; provided that (i) the Company shall be permitted to (and shall do so if requested by Purchaser) adjourn, delay or postpone the Company Stockholder Meeting (A) after consultation with Purchaser, for a period not to exceed 15 days if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) after consultation with Purchaser, if the Company Board has determined in good faith based on the advice of outside counsel that it is necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company with adequate time to review and (ii) Purchaser may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the Outside Date) to solicit additional proxies necessary to obtain the Requisite Stockholder Approval.  Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Purchaser, unless required to do so by applicable Law or the Company’s organizational documents.  Without the prior written consent of Purchaser, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(d)           Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 7.04 shall continue in full force and effect.

Section 7.05.         No Solicitation; Other Offers.

(a)           The Company shall not, and shall cause the Bank and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage (including by way of furnishing non-public information) any inquiries or the submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions (other than as necessary to ascertain facts or clarify terms with respect to an Acquisition Proposal that did not result from a breach of this Section 7.05) or negotiations regarding, furnish to any Person any non-public information relating to, afford access to the business, Books and Records and Assets of the Company or the Bank in connection with, or otherwise cooperate with any Person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing; provided that if in response to an unsolicited, bona fide written Acquisition Proposal made after the date hereof and at any time prior to the time that the Requisite Stockholder Approval is obtained (but not thereafter) in circumstances not involving a breach of this Section 7.05, the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor)

that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, then the Company may at any time prior to the time that the Requisite Stockholder Approval is obtained (but in no event after such time), furnish information with respect to the Company and the Bank to, or enter into discussions with, the Person making such Acquisition Proposal and its Representatives; provided that (1) at least 24 hours prior to furnishing any such information to, or entering into discussions with, such Person, Purchaser receives written notice from the Company of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company enters into with such Person a confidentiality agreement in a form that is no less favorable in all material respects to the Company than the Confidentiality Agreement and (2) the Company concurrently furnishes all such information provided to such Person to Purchaser (to the extent such information has not been previously furnished or made available by the Company to Purchaser and Purchaser’s Representatives).  Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor, except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date hereof.  The Company shall ensure that its Representatives are aware of the provisions of this Section 7.05(a).  The Company shall provide Purchaser with an accurate and complete copy of any confidentiality agreement entered into pursuant to this Section 7.05(a) within 24 hours of the execution thereof.

(b)           In addition to the other obligations of the Company set forth in this Section 7.05, the Company shall as promptly as practicable, and in any event no later than 24 hours after receipt thereof, advise Purchaser, orally and in writing, of any Acquisition Proposal, or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal, and shall, in any such notice to Purchaser, indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, the material terms and conditions of any Acquisition Proposal, proposal or offer (including any subsequent amendment or other modification to such terms and conditions) or the nature of any inquiries or other contacts, and provide to Purchaser copies of any written materials received from or on behalf of such Person relating to such inquiry, proposal or offer (including any subsequent amendment or other modification to such terms and conditions), and thereafter the Company shall promptly (and in any event within 24 hours) advise Purchaser of any related material developments, discussions and negotiations on a reasonably current basis, including any subsequent amendment or other modification to such terms and conditions of such Acquisition Proposal.  The terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.05(b).

(c)           Except as expressly permitted by Section 7.05(d), Section 7.05(e) or Section 7.05(f), neither the Company Board nor any committee thereof shall (i) (1) withhold, fail to make or include in (or remove from) the Company Proxy Statement, withdraw, qualify or modify (or publicly propose or resolve to withhold, fail to make or include in (or remove from) the Company Proxy Statement), in each case in a manner adverse to Purchaser, the Company Board Recommendation or (2) adopt, approve, recommend, submit to the Company’s stockholders or declare advisable (or resolve, determine or propose to adopt, approve, recommend, submit to the Company’s stockholders or declare advisable) any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL or (iii) adopt, approve, recommend, submit to Company’s stockholders or declare advisable (or resolve, determine or propose to adopt, approve, recommend, submit to the Company’s stockholders or declare advisable), or allow the Company or the Bank to execute or enter into, any Contract, term sheet, letter of intent, agreement in principle or other similar instrument constituting or related to, or that is intended to or could be reasonably likely to lead to, any Acquisition Proposal, or requiring or reasonably likely to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise prevent, materially delay or materially impair the transactions contemplated hereby, other than a confidentiality agreement referred to in Section 7.05(a) entered into in compliance with Section 7.05(a).

(d)           Notwithstanding the foregoing provisions of this Section 7.05, at any time prior to the time that the Requisite Stockholder Approval is obtained (but not thereafter), the Company Board may effect a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement, in each case if, and only if, (i) the Company is not in material breach of this Section 7.05, (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, (iii) the Company has given Purchaser written notice of the Company Board’s intention to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement, including all information required to be provided to Purchaser under Section 7.05(b), at least five Business Days prior to making any such Company Adverse Recommendation Change or terminating this Agreement to enter into a Specified Agreement (a “Change of Recommendation Notice”), (iv) if not based on an Intervening Event pursuant to Section 7.05(e) the decision to make a Company Adverse Recommendation Change shall be in connection with an Acquisition Proposal or with the Company’s intent to terminate this Agreement to enter into a Specified Agreement in accordance with the terms of this Agreement, and the Company shall have complied with clauses (1) through (4) as follows: (1) prior to giving effect to clauses (2) through (4), the Company Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is a Superior Proposal, (2) the Company shall have provided to Purchaser in writing the material terms and conditions of such Acquisition Proposal and copies of all material documents relating to such Acquisition Proposal in accordance with this Section 7.05, (3) the Company shall have given Purchaser a five-Business Day period following Purchaser’s receipt of the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Purchaser (and caused its Representatives to negotiate with Purchaser) with respect to such proposed revisions or other proposals, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal and (4) after considering the results of negotiations with Purchaser and taking into account the proposals made by Purchaser, if any, after consultation with its outside legal counsel and its financial advisor, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law.  For clarity, the provisions of this Section 7.05(d) shall also apply to any material amendment to any Acquisition Proposal or any successive Acquisition Proposals, except that the five-Business Day notice period shall be replaced with a three-Business Day notice period.  Neither the Company nor the Company Board shall be permitted to approve, endorse or recommend any Acquisition Proposal, unless in each case, in connection therewith, the Company Board effects a Company Adverse Recommendation Change in accordance with the terms of this Agreement.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time that the Requisite Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change based on an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; (ii) Purchaser shall have received from the Company written notice thereof at least five Business Days prior to making any Company Adverse Recommendation Change, describing the Intervening Event and the reasons for taking such action in reasonable detail, and copies of any correspondence and additional written materials sent or received that relate to such Intervening Event (as well as written summaries of any oral communications addressing such matters); (iii) during the five Business Day period provided in the foregoing clause (ii), the Company shall have given Purchaser a five-Business Day period following Purchaser’s receipt of the notice described in the foregoing clause (ii) to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Purchaser (and caused its Representatives to negotiate with Purchaser) with respect to such proposed revisions or other proposals, if any, that would obviate the need to make a Company Adverse Recommendation Change; and (iv) after considering the results of negotiations with Purchaser and taking into account the proposals made by Purchaser, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law.

(f)                                   In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 7.05; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change (except that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act or similar communication shall not be deemed a Company Adverse Recommendation Change).

(g)                                  To the extent not already done, the Company shall, and shall cause the Bank and the Company’s and the Bank’s respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, and promptly (but in no event later than 48 hours following the execution of this Agreement) request and use reasonable best efforts to obtain the return from all such Persons, or cause the destruction, of all copies of confidential information previously provided to such Persons by or on behalf of the Company, the Bank or their respective Representatives (and all analyses and other materials prepared by or on behalf of such Persons that contain, reflect or analyze such confidential information).

Section 7.06.                          Employee Benefits and Contracts.

(a)                                 For a period of at least twelve months following the Effective Time, except as contemplated by this Agreement, Purchaser shall provide generally to officers and employees (as a group) who are actively employed by the Company and the Bank on the Closing Date (“Covered Employees”) while employed by the Surviving Corporation or the Bank following the Closing Date with (1) annual base salaries or base wage rates no less than those in effect immediately before the Effective Time, (2) annual and quarterly bonus opportunities no less than those in effect immediately prior to the Effective Time, (3) other employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are substantially comparable to either (i) those currently, generally provided by Purchaser and its Subsidiaries to their similarly situated officers and employees or (ii) those provided under the Company Benefit Plans, other than any equity compensation plans.  Only for purposes of (1) eligibility to participate in and vesting under Purchaser’s Employee Benefit Plans, and (2) credit for years of service with the Company for vacation and sick leave accrual, and for no other purpose, the service of the Covered Employees prior to the Effective Time shall be treated as service with Purchaser or a Subsidiary of Purchaser participating in such employee benefit plans, to the same extent that such service was recognized by the Company or the Bank for purposes of a similar benefit plan; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (A) under which similarly-situated employees of Purchaser or any Subsidiary of Purchaser do not receive credit for prior service, (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (C) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.  Purchaser will use its reasonable best efforts to cause each employee (and employees’ eligible dependents) who participated in the Company’s medical benefits on the closing date to be eligible to participate in Purchaser’s medical benefits immediately following the Closing.

(b)                                 If requested by Purchaser in a writing delivered to the Company following the date hereof and at least 10 Business Days prior to the Closing Date, the Company and the Bank shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Company Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”).  The Company shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, the Company shall provide Purchaser with the final documentation evidencing that the 401(k) Plans have been terminated.

(c)                                  The provisions of this Section 7.06 are solely for the benefit of the Parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, other than as provided in Section 7.07.  The terms of this Agreement do not: (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser or any Subsidiary of Purchaser (including, after the Closing Date, the Company and the Bank) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser or any Subsidiary of Purchaser (including, following the Closing Date, the Company and Purchaser), or constitute or create an employment agreement with any employee.

(d)                                 The Company shall use its reasonable best efforts to cause each of the individuals set forth on Exhibit D hereto to enter into a 2016 Retention Pool and Long Term Incentive Award Agreement with MidFirst promptly and in any event prior to the Closing, in the last form proposed by Purchaser prior to the date hereof.

(e)                                  No more than two Business Days prior to the Closing, the Company shall update Section 4.21(d) of the Disclosure Schedule so that it is current as of such date.

Section 7.07.                          Director and Officer Indemnification and Insurance.

(a)                                 For six years after the Effective Time, Purchaser shall indemnify and hold harmless and advance expenses to, each of the present and former officers and directors of the Company and the Bank (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws and the Bank’s articles of association and bylaws and any Contracts providing rights to indemnification or advancement of expenses of any Indemnified Person, in each case as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; provided further that any Indemnified Person to whom expenses are advanced provides an undertaking in a form satisfactory to Purchaser to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b)                                 Purchaser shall either (i) continue to maintain in effect for six years after the Effective Time the Company’s and the Bank’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance policies in effect as of the date hereof; provided that in no event shall Purchaser be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company or the Bank respectively paid in its last full fiscal year, which amount is set forth on Section 7.07(b) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Purchaser shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)                                  If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 7.07.

(d)                                 The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation, articles of association or bylaws of the Company or the Bank, under the DGCL or any other applicable Law, or under any agreement of any Indemnified Person with the Company or the Bank.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.  Notwithstanding anything to the contrary set forth herein, the rights of indemnification and advancement of expenses of any Indemnified Person hereby in respect of any proceeding commenced within the six-year period set forth in this Section 7.07 shall continue until the final disposition of such proceeding.

(e)                                  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.07 shall require Purchaser, the Company or the Bank (or any of their respective successors or assigns) to provide, obtain or maintain any directors’ or officers’ liability insurance policies or coverage, or any “tail” insurance policies or coverage, in contravention of applicable Law or Order (including, for the avoidance of doubt, applicable federal banking Laws or Orders) or informal requirements and requests by any regulatory body.  It is understood and agreed that such certificates of incorporation, articles of association, bylaws and agreements or other documents, as applicable, may be amended following Closing to comply with the foregoing.

Section 7.08.                          Notification of Certain Matters.  Each of the Company and Purchaser shall promptly notify the other of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any Litigation commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company and the Bank or Purchaser and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(c)                                  any inaccuracy in any material respect of any representation or warranty contained in this Agreement at any time during the term hereof; provided that no such notification shall affect or be deemed to modify any representation or warranty of such Party set forth herein;

(d)                                 any failure of that Party to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and

(e)                                  any event, condition, fact or circumstance that has a materially adverse impact on the likelihood that all of the conditions set forth in Article VIII will be satisfied prior to the Outside Date;

provided that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and the failure to give such notice shall not separately constitute a failure of any condition in Article VIII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis.  The terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.08.

Section 7.09.                          Financial Statements and Other Current Information.

(a)                                 As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date hereof, the Company will furnish to Purchaser: (i) unaudited consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company or the Bank (to the extent available) as of and for such month then ended (subject to normal quarter-end adjustments), (ii) to the extent available, internal management reports showing actual financial performance against plan and previous period and (iii) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or the Bank.

Section 7.10.                          Press Releases.  The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Purchaser.  Following such initial press release, Purchaser and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 7.10 shall not apply to any release or public statement made or proposed to be made by the Company in compliance with Section 7.04 or Section 7.05 with respect to this Agreement, the Merger of the transactions contemplated hereby (or by Purchaser in response thereto).  Notwithstanding the foregoing, this Section 7.10 shall not apply to any press release or other public statement made by the Company that is made in the ordinary course of business consistent with past practice and does not specifically relate to the signing of this Agreement or the transactions contemplated hereby.

Section 7.11.                          Stockholder Litigation.  The Company shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company or its directors relating to the transactions contemplated by this

Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.12.                          Takeover Statutes.  The Company and the Company Board shall, to the extent permitted by applicable Law, use its reasonable best efforts (a) to take all actions necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement, the Stockholder Voting Agreement or the transactions contemplated hereby or thereby, including the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement, the Stockholder Voting Agreement or the transactions contemplated hereby or thereby, to take all actions necessary to ensure that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Voting Agreement and otherwise to minimize the effect of such Takeover Provision on Purchaser and Merger Sub, this Agreement, the Stockholder Voting Agreement and the transactions contemplated hereby or thereby.

Section 7.13.                          Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14.                          Stock Exchange Delisting; Securities Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Purchaser and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 7.15.                          Matters Requiring Attention.  The Company shall reasonably promptly use its reasonable best efforts to resolve any unresolved “matters requiring attention” or “matters requiring immediate attention” which have previously been communicated to the Company or the Bank by the Federal Reserve and the OCC or are communicated to the Company or the Bank following the date hereof.

Section 7.16.                          Merger Sub.  Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.17.                          Company S-1.  Following the date hereof, the Company shall not, and shall cause its Representatives not to, amend or update the Company S-1, issue any securities pursuant to the Company S-1 or take any other action with respect to the Company S-1 other than a withdrawal of the Company S-1.

Section 7.18.                          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights or Assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, the Bank Merger and the Subsequent Merger.

Section 7.19.                          Change of Method.  Purchaser may at any time change the method of effecting the Merger (including by omitting or altering the merger of the Company into Purchaser or the merger of the Bank into MidFirst), and Company agrees to enter into such amendments to this Agreement as Purchaser may reasonably request in order to give effect to such restructuring; provided that no such change or amendment shall (a) alter or change the amount or kind of the Per Share Merger Consideration provided for in this Agreement or (b) be reasonably likely to cause (i) the Closing to be prevented or materially delayed beyond the Outside Date, (ii) the receipt of the Requisite Regulatory Consents to be prevented or materially delayed beyond the Outside Date or (iii) be done in a manner inconsistent with the proviso contained in Section 10.04(a).

Section 7.20.                          Change in Accounting Method.  As promptly as practicable but in no event no more than 30 days after the date hereof, the Company shall file with the IRS an IRS Form 3115, Application for Change in Accounting Method, requesting a change in how the Company accounts for bad debts for federal income Tax purposes from the reserve method to the specific charge-off method.  Such change in accounting method shall be effective for the Company’s 2016 Tax year and shall request that the entire bad debt reserve be included in income for such Tax year pursuant to Section 7.03(3)(d) of IRS Revenue Procedure 2015-13.  The IRS Form 3115 required to be filed with the IRS pursuant to this Section 7.20 shall be prepared by the accounting firm set forth on Section 7.20 of the Company Disclosure Schedule.  The Company shall provide to Purchaser a copy of the prepared and executed IRS Form 3115 at least five Business Days before its filing with the IRS.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

Section 8.01.                          Conditions to Obligations of Each Party.  The obligations of the Company, Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)                                 Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained in accordance with the DGCL.

(b)                                 Regulatory Approvals.  The Regulatory Consents required from the Federal Reserve and the OCC (the “Requisite Regulatory Consents”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of a Burdensome Condition on Purchaser or any of its Affiliates or shareholders.

(c)                                  Legal Proceedings.  No Order issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger, the Subsequent Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.

Section 8.02.                          Conditions to Obligations of Purchaser.  The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties that are contained in Section 4.01 (Organization, Good Standing and Qualification) (other than the last sentence of Section 4.01(a) and the last sentence of Section 4.01(b)), Section 4.02(a) (Authority of the Company, No Breach by Agreement), Section 4.02(b)(i)(1) (Authority of the Company, No Breach by Agreement), Section 4.32 (Opinion of Financial Advisor), Section 4.33 (Anti-takeover Statutes) and Section 4.34 (Finders’ Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing; (ii) the representations and warranties that are contained in Section 4.03 (Capitalization) (except for the third sentence of Section 4.03(a)) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount) as of the date of this Agreement and as of the date of the Closing; (iii) the representations and warranties that are contained in Section 4.02 (Authority of the Company, No Breach by Agreement) (other than Section 4.02(a) and Section 4.02(b)(i)(1)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (except that if such representation or warranty is qualified by “Material Adverse Effect,” “materiality,” “materially,” “in all material respects” or other similar qualifications, such representation or warranty shall be true and correct in all respects as of the date of this Agreement and as of the Closing) and (iv) other than those representations and warranties specified in clauses (i), (ii) or (iii) of this sentence, the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing except in the case of this clause (iv), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect (except, with respect to the foregoing clauses (i) through (iv), to the extent such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (i) through (iv) as applicable, as of such specified date).

(b)                                 Performance of Agreements and Covenants.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Certificate.  The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on its behalf by the Chief Executive Officer, President or Chief Financial Officer of the Company, to the effect that the conditions set forth Sections 8.02(a) and 8.02(b) have been satisfied.

(d)                                 Employment Agreements.  The Employment Agreements with both of the individuals set forth in section 1 of Exhibit A hereto (collectively, the “Key Employees”) shall be in full force and effect and each Key Employee shall (i) have remained actively employed by the Company through the Closing, (ii) not have repudiated his or her Employment Agreement, (iii) have affirmed in writing to Purchaser immediately prior to the Closing that he has no present intention to terminate, and is not contemplating terminating, such employment prior to the term stated in the applicable Employment Agreement, (iv) not be unable to perform in all material respects his or her obligations under the applicable Employment Agreement by reason of any fact or circumstance that, if such fact or circumstance remained in existence, would constitute a “Disability” within the meaning of the Employment Agreement, and (iv) not have committed an act or omission that would permit his or her termination for “cause” under the applicable Employment Agreement.

(e)                                  Company Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect.

Section 8.03.                          Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                                 Representations and Warranties.  The representations and warranties set forth in Article V shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not reasonably be likely to, individually or in the aggregate prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

(b)                                 Performance of Agreements and Covenants.  Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                                  Certificate.  Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed on its behalf by the Chief Executive Officer, President or Chief Financial Officer of Purchaser, to the effect that the conditions set forth Sections 8.03(a) and 8.03(b) have been satisfied.

ARTICLE IX
TERMINATION

Section 9.01.                          Termination.  This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the stockholders of the Company (unless otherwise provided below)):

(a)                                 by the mutual written consent of the Company and Purchaser;

(b)                                 by either the Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Consent has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)                                  by either the Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)                                 by either the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or on the part of Purchaser or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such Party, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 8.02 or 8.03, as the case may be, and which is not cured within the earlier of (i) 30 days following written notice to the Party committing such breach and (ii) the Outside Date or by its nature or timing cannot be cured within such time period;

(e)                                  by either the Company or Purchaser, if the adoption of this Agreement by holders of Shares constituting the Requisite Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement of the Company Stockholders Meeting; provided that if the Company Stockholder Meeting is adjourned by the Company pursuant to clause (i)(A) or clause (ii) of the first proviso of Section 7.04(c) to a date satisfying the requirements of the applicable clause and the Company Stockholder Meeting is held on such date, the Company Stockholder Meeting with respect to which there shall be a termination right as described in this Section 9.01(e) shall be the Company Stockholder Meeting giving effect to such adjournment; provided further that the Company shall have no right to terminate pursuant to this Section 9.01(e) if the Company is in breach of Section 7.04;

(f)                                   by the Company, at any time prior to the time that the Requisite Stockholder Approval is obtained (and not thereafter), if (i) the Company is not in material breach of any of the terms of Section 7.05, (ii) the Company Board shall have made a Company Adverse Recommendation Change in compliance in all material respects with the terms of this Agreement, including Section 7.05(d), in order to enter into a binding, written definitive agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”), (iii) the Company shall have paid the Termination Fee pursuant to Section 9.03 in accordance with the terms, and at the time, specified therein and (iv) the Company shall have entered into the Specified Agreement substantially concurrently with the termination of this Agreement pursuant to this Section 9.01(f); or

(g)                                  by Purchaser if (i) a Company Adverse Recommendation Change shall have occurred, (ii) at any time after public announcement of an Acquisition Proposal or an Acquisition Proposal otherwise becoming public, the Company Board, prior to the time that the Requisite Stockholder Approval is obtained (and not thereafter), shall have failed to reaffirm the

Company Board Recommendation prior to the earlier of (1) ten Business Days following receipt of any written request to do so from Purchaser and (2) the close of business on the Business Day immediately preceding the Company Stockholder Meeting, (iii) the Company shall have materially breached its obligations under Section 7.04 or 7.05 or (iv) the Company or the Company Board (or any committee thereof) shall publicly announce its intention to do any of the foregoing.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than clause (a) hereof) shall give written notice of such termination to the other Party in accordance with Section 10.06, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.02.                          Effect of Termination.  In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of the Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that the Confidentiality Agreement and Article I, the last sentence of Section 7.02, the last sentence of Section 7.05(b), the last sentence of Section 7.08, this Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement, and (ii) neither the Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its fraud or knowing and material breach of any provision of this Agreement.

Section 9.03.                          Termination Fee.

(a)                                 If this Agreement is terminated by (i) Purchaser pursuant to Section 9.01(g), (ii) the Company pursuant to Section 9.01(f) or (iii) Purchaser or the Company pursuant to Section 9.01(c) or Section 9.01(e) in either case at any time at which Purchaser was entitled to terminate this Agreement pursuant to Section 9.01(g), then the Company shall pay to Purchaser in immediately available funds $4,500,000 (the “Termination Fee”), in the case of a termination by Purchaser, within two Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(b)                                 Except if the Termination Fee is paid as provided in Section 9.03(a), if this Agreement is terminated by (i) Purchaser pursuant to Section 9.01(d), (ii) Purchaser or the Company pursuant to Section 9.01(e) or (iii) Purchaser or the Company pursuant to Section 9.01(c) at any time at which Purchaser was entitled to terminate this Agreement pursuant to Section 9.01(d) or Section 9.01(e), then the Company shall promptly, and in no event later than two days after being notified of such amounts by Purchaser, pay to Purchaser in immediately available funds an amount equal to all of the documented out-of-pocket expenses incurred by Purchaser or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,000,000.

(c)                                  Except if the Termination Fee is paid as provided in Section 9.03(a), if (i) this Agreement is terminated by Purchaser or the Company pursuant to Section 9.01(c) or Section 9.01(e), or by Purchaser pursuant to Section 9.01(d), (ii) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced, otherwise become public or otherwise communicated to the Company Board or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (iii) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this Section 9.03(b), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Purchaser in immediately available funds, concurrently with the occurrence of the applicable event described in clause (iii) the Termination Fee (less the amount of any expense reimbursement paid by the Company previously to Purchaser pursuant to Section 9.03(b)).

(d)                                 The Company acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Purchaser pursuant to this Section 9.03, it shall also pay any costs and expenses incurred by Purchaser or Merger Sub in connection with a legal action to enforce this Agreement, together with interest on the amount of any unpaid fee, cost or expense at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over three hundred sixty from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.  Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 9.03, the Termination Fee shall be Purchaser’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01.                   Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered shall survive the Effective Time except for Section 7.06 and Section 7.07 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.02.                   Fees and Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.03.                   No Third Party Beneficiaries.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.07, which is intended to benefit each Indemnified Person.

Section 10.04.                   Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Requisite Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)                                 No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.05.                   Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.06.                   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier, return receipt requested; (c) on the date sent by facsimile or e-mail of a “pdf” document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent outside normal business hours of the recipient; or (d) on the third Business Day after the date mailed, if certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to all respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 10.06):

Purchaser and Merger Sub:	Midland Financial Co.
501 NW Grand Boulevard
Oklahoma City, Oklahoma 73118
Attention: Greg Schaefer
Email: greg.schaefer@midfirst.com

Copy to Counsel:	Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Scott Smith; J. D. Weinberg
Email: ssmith@cov.com; jweinberg@cov.com

The Company:	1st Century Bancshares, Inc.
1875 Century Park East, Suite 1400
Los Angeles, California
Attention: Jessica R. Graham
Email: jgraham@1cbank.com

Copy to Counsel:	Sullivan & Cromwell LLP
1888 Century Park East.
Los Angeles, California 90067
Attention: Patrick S. Brown; Rita-Anne O’Neill
Email: brownp@sullcrom.com; oneillr@sullcrom.com

Section 10.07.                   Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction; provided, that the laws of the State of Oklahoma shall apply to the extent mandatorily applicable with respect to the Subsequent Merger and the United States Code shall apply to the extent mandatorily applicable with respect to the Bank Merger.

(b)                                 The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.06 shall be deemed effective service of process on such Party.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

Section 10.08.                   Specific Performance(a)             .  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation to consummate the Merger), this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.09.                   Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.  Until and unless each Party has received a counterpart hereof signed by each other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.10.                   Entire Agreement.  This Agreement (including the Company Disclosure Schedule and the Exhibits and Annexes hereto), the Confidentiality Agreement and the Stockholder Voting Agreement (between Purchaser and the stockholders identified therein) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.  EACH PARTY AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PURCHASER AND MERGER SUB NOR THE COMPANY NOR ANY OF THEIR REPRESENTATIVES MAKES OR HAS RELIED ON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS RELIANCE ON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION OR INDUCEMENTS, EXPRESS OR IMPLIED, OR ON THE ACCURACY OR COMPLETENESS OF ANY STATEMENTS OR OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND WAIVES ANY CLAIMS OR CAUSES OF ACTION RELATING THERETO.

Section 10.11.                   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  Upon such a determination of unenforceability, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

MIDLAND FINANCIAL CO.

By:	/s/ G. Jeffrey Records, Jr.
Name: G. Jeffrey Records, Jr.
Title: Chief Executive Officer

MC 2016 CORP.

By:	/s/ Greg Schaefer
Name: Greg Schaefer
Title: Senior Vice President

1ST CENTURY BANCSHARES, INC.

By:	/s/ Jason P. DiNapoli
Name: Jason P. DiNapoli
Title: President and Chief Operating Officer

[Signature Page - Agreement and Plan of Merger]

ANNEX A

CERTAIN DEFINITIONS

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and the Bank or 15% or more of any class of equity or voting securities of the Company or the Bank, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of the Company or the Bank or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or the Bank.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” has the meaning provided under each of the Bank Holding Company Act of 1956, as amended, and the Exchange Act.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Books and Records” of any Person means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to such Person or relating to the business of such Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

“Call Reports” mean the Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2015.

“Company Balance Sheet Date” means December 31, 2015.

“Company Employee” means any current employee of the Company or the Bank.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, Liabilities or business of the Company and the Bank taken as a whole; provided that a “Company Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (1) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (2) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (3) changes after the date of this Agreement in general economic or market conditions in the United States (including changes in interest rates or credit ratings or any suspension of trading in securities) or political conditions in the United States affecting the financial services industry, (4) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a Party’s common stock or its credit rating, in and of itself, but not including any underlying causes unless separately excluded hereunder, (5) the public announcement of the transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, partners or employees of the Company or the Bank (it being understood that this clause (5) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery or public announcement of this Agreement) or (6) acts of war, sabotage or terrorism or hostilities or natural disasters involving the United States of America; except, with respect to clauses (1), (2), (3) and (6) to the extent that the effects of such change disproportionately affect the Company and the Bank, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate.

“Confidentiality Agreement” means the Confidentiality Agreement dated November 17, 2015, between Purchaser and the Company, by its authorized representative Sandler O’Neill & Partners, LP.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Data Room” means the electronic data room maintained by Merrill DataSite under the project name “Shield VDR 2015.”

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, as applicable, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, as applicable, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, as applicable.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, employment, individual independent contractor, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and any other plan, fund, policy, program, practice, custom understanding, Contract or arrangement providing compensation or other benefits, whether or not intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with the Company or the Bank would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means Shares owned by Purchaser, the Company (other than any shares held in connection with the Company’s 401-K Plan) or any direct or indirect wholly-owned Subsidiary of Purchaser or the Company, in each case not held in respect of a debt previously contracted.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, board, commission or other governmental official, body, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Indebtedness” of any Person means (i) all indebtedness or other obligations of such Person for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including pre-payment penalties and obligations, (ii) all deposits or advances of any kind, including overdrafts, (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iv) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vii) all obligations of such Person evidenced by any securitization or factoring agreements, (viii) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (ix) all capital lease obligations of such Person, (x) all liabilities of such Person in respect of interest rate, currency or commodity derivatives or hedging instruments, (xi) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (xii) all guarantees or arrangements having the economic effect of a guarantee of such Person of any obligation of any other Person of the type described in the foregoing clauses (i) through (xi).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, business names, trade dress, any other names, marks or indicators of origin together with all applications and registrations and the goodwill associated with any of the foregoing (collectively “Trademarks”) (ii) copyrighted works and copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) data, databases and all other intellectual property and related proprietary rights, interests and protections.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Intervening Event” means any material fact, event, change, development or circumstance occurring or arising after the date hereof and that was not known or reasonably foreseeable to  the Company Board as of the date hereof, affecting the business, assets or operations of the Company or the Bank and not relating to any Acquisition Proposal, which material fact, event, change, development or circumstance became known to the Company or the Company Board prior to the receipt of the Requisite Stockholder Approval, other than (i) the receipt, existence of or terms of an Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, (iii) developments or changes in the banking industry, (iv) any change in and of itself, in the market price or trading volume of the shares of the Common Stock, but not including any underlying causes thereof or (v) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings, but not including any underlying causes thereof.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of each of the chairman, president, chief financial officer, chief credit officer, general counsel and  the vice president in charge of human resources of such Person, and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.  “Knowledge” of the Company shall be deemed to include “Knowledge” of the Bank.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, option, right of first refusal, restriction, security interest, title retention or other security arrangement, or any similar encumbrance whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action or other alternative dispute resolution process, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other investigation, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by any Governmental Entity.

“Loan Documents” means, with respect to any Loan, and all documentation in connection with the origination, processing, underwriting and credit approval of such Loan, including the promissory note and collateral security instruments related thereto.

“Loans” means any loan, loan agreement, note, borrowing arrangement, other Indebtedness (or commitments therefor) originated or purchased by the Bank, without regard to whether such loan is originated prior to, on or after the date of this Agreement and in each case with respect to which the Bank is a creditor.

“Nasdaq” means the NASDAQ Capital Market.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, tribunal, administrative agency, or Governmental Entity.

“Party” means each of the Company, Merger Sub and Purchaser, and “Parties” means the Company, Merger Sub, and Purchaser.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, filing, franchise, license, notice or permit to which any Person is party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust or business association.

“Personal Data” means all data or information that is linked to any reasonably identifiable Person and any other data or information that constitutes personal data or personal information under any applicable Privacy Laws, which information includes any financial, credit, transactional, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any device identifier.

“Real Property” means the real property together with all land, buildings, structures, facilities, improvements and fixtures erected thereon and all appurtenances related thereto.

“Regulatory Agreement” means (i) any cease-and-desist or other similar order or enforcement action issued by, (ii) any written agreement, consent agreement or memorandum of understanding with, (iii) commitment letter or similar written undertaking to, or (iv) any board resolutions adopted at the request of, any Governmental Entity that restricts in any material respect the conduct of a Person’s business or that in any material manner relates to such Person’s capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business, excluding any “matters requiring attention” or “matters requiring immediate attention” but not excluding any orders, agreements, commitment letters or similar written undertakings or board resolutions arising out of or responding to any “matters requiring attention” or “matters requiring immediate attention.”

“Representative” means, with respect to any Person, any officer, director, employee, partner, manager, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiaries” means all those corporations, associations, companies or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof or has “control” over, as defined under the Bank Holding Company Act of 1956, as amended.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal made by any Person after the date hereof and not in circumstances involving the Company’s material breach of Section 7.05 (i) that, if consummated, would result in such Person acquiring, directly or indirectly, all or substantially all of the consolidated assets of the Company and the Bank, taken as a whole, or at least a majority of the outstanding shares of the Common Stock or of the outstanding total voting power of the equity securities of the Company, (ii) is on terms that the Company Board determines in its good faith judgment (after consultation with outside legal counsel and its financial advisor), taking into account all relevant financial, legal, regulatory and other factors relating to such Acquisition Proposal, including any conditions to consummation, the anticipated timing of closing, the risk of non-consummation, the identity of the Person making the Acquisition Proposal and such Person’s ability to finance the transaction, any required regulatory approvals, authorizations or other third party consents, and any applicable break-up fees or expense reimbursement provisions, (1) would, if consummated, result in a transaction that is more favorable to the holders of the Common Stock from a financial point of view than the transactions contemplated hereby (including the terms of any proposal by Purchaser to modify the terms of the transactions contemplated hereby) and (2) is reasonably likely to be consummated on its terms and (iii) for which financing, to the extent required, is then fully committed or, if not fully committed, for which the Company Board in its good faith judgment (after consultation with outside legal counsel and its financial advisor) reasonably determines to be available.

“Surviving Corporation” means the Company as the surviving corporation resulting from the Merger.

“Takeover Provisions” means any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar Law that might otherwise apply to this Agreement, the Stockholder Voting Agreement or any of the transactions contemplated hereby or thereby, and any similarly restrictive provision in the Company’s organizational documents.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Governmental Entity in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“third party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Purchaser or any of its Affiliates.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

2010 Health Care Law	27	Agreement	1
401(k) Plan	49	Assets	A-1
Acquisition Proposal	A-1	Bank	4
Affiliate	A-1	Bank Intellectual Property	21

Bank Merger	4	FDIC	17
Bank Securities	12	Federal Reserve	10
Books and Records	A-1	Financial Statements	14
Burdensome Condition	41	Foreclosed Property	20
Business Day	A-1	GAAP	A-3
Call Reports	A-1	GLBA	21
Certificates	6	Governmental Entity	A-4
Change of Recommendation Notice	47	Hazardous Substances	22
Closing	3	Indebtedness	A-4
Closing Date	3	Indemnified Person	50
Common Stock	5	Intellectual Property	A-4
Company	1	Internal Revenue Code	A-4
Company 10K	14	Intervening Event	A-4
Company Adverse Recommendation		IRS	26
Change	46	IT Assets	21
Company Balance Sheet	A-1	Key Employees	55
Company Balance Sheet Date	2	Knowledge	A-5
Company Benefit Plans	25	Labor Organization	23
Company Board	1	Law	A-5
Company Board Recommendation	10	Liability	A-5
Company Disclosure Schedule	8	Lien	A-5
Company Employee	A-2	Litigation	A-5
Company Material Adverse Effect	A-2	Loan Documents	A-5
Company Proxy Statement	15	Loans	A-5
Company Reports	12	Material Contract	28
Company Restricted Share	8	Merger	1
Company S-1	12	Merger Sub	1
Company Securities	11	MidFirst	4
Company Stockholder Meeting	43	Nasdaq	A-5
Confidentiality Agreement	A-2	OCC	10
Contract	A-2	Order	A-5
Covered Employees	48	Outside Date	56
D&O Insurance	50	Party	A-6
Data Room	A-2	Paying Agent	A-6
Default	A-3	Payroll Processor	A-6
DGCL	3	Per Share Merger Consideration	5
Dissenting Shares	5	Permit	A-6
Effective Time	3	Permitted Liens	20
Employee Benefit Plan	A-3	Person	A-6
Employment Agreements	1	Personal Data	A-6
Environmental Laws	22	Privacy Laws	22
ERISA	A-3	Purchaser	1
ERISA Affiliate	A-3	Real Property	A-6
Exchange Act	A-3	Regulatory Agreement	A-6
Exchange Fund	6	Regulatory Communication	42
Excluded Shares	A-3	Regulatory Consents	10

Related Party	32	Subsequent Merger	4
Representative	A-6	Subsidiaries	A-7
Requisite Regulatory Consents	54	Subsidiary Plan of Merger	4
Requisite Stockholder Approval	9	Superior Proposal	A-7
Sanctions	19	Surviving Corporation	A-7
Sarbanes-Oxley	12	Takeover Provisions	A-7
SEC	A-6	Tax	A-7
Securities Act	A-6	Tax Return	A-8
Share	5	Termination Fee	58
Shares	5	third party	A-8
Solvency and Equity Exception	9	Trademarks	4
Specified Agreement	57	Uncertificated Shares	6
Stockholder Voting Agreement	1	WARN Act	24